Exhibit 2.1

Execution Version

ACQUISITION AGREEMENT
by and among
REALPAGE, INC.,
NOVELPAY LLC,
THE COMPANY SELLERS NAMED HEREIN
AND
THE SELLERS’ REPRESENTATIVE NAMED HEREIN
Dated as of April 19, 2018

1888293.11 25924-0005-000
1888293.19 25924-0005-000

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY SELLERS		30
4.1	Organization	30
4.2	Power and Authorization	30
4.3	Authorization of Governmental Entities	31
4.4	Noncontravention	31
4.5	Title	31
4.6	No Brokers	32
4.7	No Other Payments	32
4.8	No Other Agreements to Sell Equity Interests	32
4.9	No Registration	32
4.1	Investment Intent	32
4.11	Investment Experience	32
4.12	Speculative Nature of Investment	32
4.13	Accredited Investor	32
4.14	Residency; Principal Place of Business	33
4.15	Rule 144	33
4.16	Tax Advisors	33
4.17	Legends	33
4.18	No “Bad Actor” Disqualification Events	34
4.19	Exclusive Representations	34
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		34
5.1	Organizational Matters	34
5.2	Authority and Due Execution	35
5.3	Non-Contravention and Consents	35
5.4	Brokers’ and Finders’ Fees	35
5.5	Valid Issuance of Buyer Common Stock	36
5.6	Solvency	36
5.7	SEC Reports	36
5.8	Exclusive Representations.	36
ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS		36
6.1	Transaction Expenses	36
6.2	Employment Matters	36
6.3	Related-Party Transactions	37
6.4	General Release	38
6.5	Spreadsheet	38
6.6	Certain Tax Matters	39
6.7	E&O Tail Policy	43
6.8	Indemnification of Officers and Managers of the Company; Insurance	43
6.9	Further Assurances	43
6.1	Public Announcements	43
6.11	Fees and Expenses	44
6.12	Attorney Communications; Waiver of Conflicts Regarding Representation	44
ARTICLE VII INDEMNIFICATION		44
7.1	Indemnification	44
7.2	Defense of Third Party Claims	45

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7.3	Direct Claims	47
7.4	No Circular Recovery	47
7.5	Limits on Liability	47
7.6	Procedures for Claims; Payment of Holdback Consideration	49
7.7	Exclusive Remedy	49
7.8	Acknowledgement of Sellers’ Representative	49
7.9	Tax Treatment of Indemnification Payments.	49
ARTICLE VIII MISCELLANEOUS		49
8.1	Notices	49
8.2	Succession and Assignment; No Third-Party Beneficiaries	51
8.3	Amendments and Waivers	51
8.4	Entire Agreement	51
8.5	Counterparts; Facsimile Signature	51
8.6	Provisions Concerning the Sellers’ Representative	52
8.7	Severability	53
8.8	Governing Law	53
8.9	Resolution of Disputes	53
8.1	Certain Matters of Construction	54
8.11	Waiver of Jury Trial	54
8.12	Specific Enforcement	55
8.13	Limitation on Recourse	55
8.14	Attorney’s Fees	55
8.15	Put/Call Rights on Retained Units.	55

4

EXHIBITS
Exhibit A    -    Defined Terms
Exhibit B    -     Form of Fifth A&R Operating Agreement
Exhibit C    -    Form of IP Assignment and Transfer Agreement
Exhibit D    -    Form of IP License Agreement
Exhibit E    -    Form of Software Development Agreement
Exhibit F    -    Form of Restricted Stock Agreement
Exhibit G    -    Form of Significant Owner Agreement
SCHEDULES
Schedule I        -    Form of Payment Spreadsheet and Estimated Closing Statement
Schedule 2.4(b)(iii)    -    Required Consents
Schedule 2.4(b)(v)    -    Terminated Contracts
Schedule 2.4(b)(x)    -    Offer Letter Employees
Schedule 3.29        -    Buyer Competitors
Schedule 6.2(b)        -    Equity Plan Participants
Schedule 6.3        -    Surviving Related-Party Contracts
Schedule 6.6(b)(ii)    -    Buyer Prepared Tax Returns
Schedule 6.6(e)        -    Amended Returns; Tax Elections

5

ACQUISITION AGREEMENT
This ACQUISITION AGREEMENT (as amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of April 19, 2018 by and among REALPAGE, INC., a Delaware corporation publicly listed on Nasdaq (“Buyer”), NovelPay LLC, a Delaware limited liability company (the “Company”), each of the holders of outstanding membership units of the Company except for ClickPay Services, Inc., a Delaware corporation (“TopCo”) (as set forth on Schedule I hereto, each, a “Company Seller” and, collectively, the “Company Sellers”), and NP Representative, LLC, a Delaware limited liability company (solely in its capacity as the “Sellers’ Representative”). Buyer, the Company, the Company Sellers, and the Sellers’ Representative are sometimes referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Company Sellers and TopCo own, in the aggregate, all of the issued and outstanding limited liability company units of the Company (the “Company Units”);
WHEREAS, Buyer desires to purchase from the Company Sellers, and the Company Sellers desire to sell to Buyer, at the Closing (as defined below) the Company Units set forth on Schedule I, which Company Units are owned by the Company Sellers and along with the Retained Units (as defined on Exhibit A) represent all of the Company Units owned by the Company Sellers upon the terms and subject to the conditions set forth in this Agreement (such purchase, the “Company Purchase”);
WHEREAS, simultaneous herewith, Buyer and two subsidiaries of Buyer, RP Newco XXIII Inc., a Delaware corporation, and RP Newco XXIV Inc., a Delaware corporation, are entering into an Agreement and Plan of Merger with TopCo (the “TopCo Merger Agreement”), pursuant to which Buyer will acquire all of the shares of capital stock of TopCo;
WHEREAS, TSL1, Agabs and Horowitz (collectively, the “Retained Unitholders”) will sell certain of their Company Units at Closing, but will also retain the number and type of Company Units that are designated as “Retained Units” herein and such Retained Units are subject to put rights and call rights, as set forth in Section 8.15 hereof; and
WHEREAS, the board of managers of the Company has approved this Agreement, which contemplates, among other things, the Company Purchase, in accordance the Delaware LLC Act and in accordance with the terms and subject to the conditions set forth herein.
AGREEMENT
NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:
Article I
DEFINED TERMS
1.1    Definitions.  Unless otherwise specified, all capitalized terms used in this Agreement have the meanings set forth on Exhibit A.
ARTICLE II
THE COMPANY PURCHASE; THE CLOSING
2.1    The Company Purchase. At the Closing, subject to the terms and conditions of this Agreement and in accordance with the Delaware LLC Act, the Parties hereby agree, for the consideration specified in Section 2.3 and Section 2.5 hereof, that each of the Company Sellers shall sell, transfer and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from such Company Seller, the number and type of the Company Units set forth opposite such Company Seller’s name on Schedule I (collectively, the “Closing Units”). For the avoidance of doubt, the Company Units held by TopCo and the Retained Units shall not be transferred hereunder at Closing and shall remain issued and outstanding subject to the terms of that certain Fourth Amended and Restated Operating Agreement, dated as of November 17, 2016, by and among the Company, TopCo, and other parties thereto, (the “A&R Operating Agreement”). The A&R Operating Agreement shall be amended and restated immediately following the Closing as set forth in Exhibit B hereto (the “Fifth A&R Operating Agreement”).
2.2    The Closing. The closing of the sale of the Closing Units (the “Closing”) will take place remotely via the exchange of documents and signatures at 10:00 a.m. Central Time on the date hereof (the “Closing Date”), unless the Parties otherwise agree in writing. For tax and accounting purposes, the Closing shall be deemed to be effective as of 12:01 a.m. Dallas time on the Closing Date (the “Effective Time”).
2.3    Purchase Price. The purchase price for the Closing Units (the “Closing Unit Purchase Price”) shall be calculated and equal the amount set forth below (the “Adjusted Equity Value”):
(a)    an amount equal to (i) the First Component of Baseline Enterprise Value, multiplied by (ii) 49.416%, plus
(b)    an amount equal to (i) the Final Component of Baseline Enterprise Value, multiplied by (ii) the Applicable Closing Percentage, plus
(c)    an amount equal to (i) all Company Cash as of immediately prior to the Closing (the “Closing Company Cash”), multiplied by (ii) the Applicable Closing Percentage, minus
(d)    an amount equal to (i) any Net Working Capital Adjustment as of immediately prior to the Closing, multiplied by (ii) the Applicable Closing Percentage, minus
(e)    an amount equal to (i) the Closing Net Debt Amount as of immediately prior to the Closing, multiplied by (ii) the Applicable Closing Percentage, minus
(f)    an amount equal to (i) the Transaction Expenses not satisfied prior to Closing, multiplied by (ii) the Applicable Closing Percentage.
2.4    Closing Deliveries and Payments. The obligations of the Parties to consummate the Closing shall be subject to:
(a)    Buyer Closing Deliveries. At or prior to the Closing, Buyer shall deliver or cause to be delivered to the Sellers’ Representative:
(i)    a fully executed copy of each Transaction Document to which Buyer or any of its Affiliates is to be party, which Transaction Documents shall be or remain in effect as of the Closing; and
(ii)    the resolutions of the board of directors of Buyer, authorizing and approving the execution and delivery of this Agreement and each of the other Transaction Documents by Buyer, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, certified by an officer of Buyer.
(b)    Company and Company Sellers’ Closing Deliveries. At or prior to the Closing, the Company and the Company Sellers, as applicable, shall deliver or cause to be delivered to Buyer:
(i)    with respect to all the Closing Units to be purchased by Buyer, where applicable, certificates representing all of such Closing Units, duly endorsed (or accompanied by duly executed transfer powers);

(ii)    a fully executed copy of each Transaction Document to which the Company, the Company Sellers or any of their respective Affiliates (including the Significant Owners) is to be party, which Transaction Documents shall be or remain in effect as of the Closing;
(iii)    each Consent required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated herein or therein, as set forth on Schedule 2.4(b)(iii), in form and substance satisfactory to Buyer;
(iv)    written resignations from each manager and officer of the Company, which resignations will be effective on or before the Closing and will be in form and substance reasonably satisfactory to Buyer;
(v)    evidence of termination of each of the Contracts listed on Schedule 2.4(b)(v), in form and substance reasonably satisfactory to Buyer;
(vi)    certificate of good standing from the State of Delaware which is dated within five (5) days of the Closing with respect to the Company;
(vii)    a duly executed letter of transmittal and an IRS Form W-9 with respect to each of the Company Sellers;
(viii)    an affidavit from each Company Seller dated as of the Closing Date and meeting the requirements of Section 1446(f)(2) of the Code and Treasury Regulations Section 1.1445-2(b)(2);
(ix)    fully executed copies of each of the IP Assignment and Transfer Agreement between the Company and Commercial Enterprises LLC in the form attached hereto as Exhibit C (the “IP Assignment Agreement”), the IP License Agreement between the Company and Commercial Enterprises LLC in the form attached hereto as Exhibit D (the “CE License”), and the Software Development Agreement between the Company and DistantLite LLC in the form attached hereto as Exhibit E (the “Software Development Agreement”); and
(x)    Employment Offer Letters, executed by the individuals set forth on Schedule 2.4(b)(x).
(c)    Payments of Closing Cash Consideration and Issuances of Buyer Common Stock. At the Closing (or as otherwise provided below), Buyer shall on behalf of itself and/or any designee(s) thereof, deliver or cause to be delivered the following:
(i)    to the Company Sellers, the Closing Cash Consideration, with each Closing Seller receiving, by wire transfer of immediately available funds to an account of such Company Seller designated in writing by the Sellers’ Representative to Buyer not less than five (5) Business Days prior to the Closing Date, the cash portion of such Company Seller’s Individual Closing Payment Amount;
(ii)    to the Company Sellers, an aggregate amount of shares of Buyer Common Stock equal to the 1st Anniversary Holdback Shares, with Buyer issuing a stock certificate in such Company Seller’s name evidencing shares of Buyer Common Stock representing such Company Seller’s Holdback Pro Rata Portion of the 1st Anniversary Holdback Shares, which shares shall be retained by Buyer pursuant to Section 2.6 hereof;
(iii)    at the direction of the Company, by wire transfer of immediately available funds to the applicable vendor or the Company, as the case may be, such amounts in cash as are necessary to pay in full the Transaction Expenses that remain unpaid as of immediately prior to the Closing; and

(iv)    to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative at least two (2) Business Days prior to the Closing, the Sellers’ Representative Expense Fund Amount.
2.5    Purchase Price Adjustment.
(a)    Estimated Closing Balance Sheet and Estimated Closing Statement. The Company has prepared in good faith and provided to Buyer no later than five (5) Business Days prior to the Closing Date a written certificate signed by the Chief Financial Officer of the Company setting forth the estimated balance sheet of the Company as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”), which Estimated Closing Balance Sheet shall identify the amounts of restricted cash appearing as customer deposits on the Estimated Closing Balance Sheet (the “Restricted Cash Customer Deposits”), together with a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail its good faith estimates of the Company’s Net Working Capital, Closing Net Debt Amount, Closing Company Cash and any Transaction Expenses not satisfied prior to the Closing (the “Adjustable Financial Amounts”), each as derived from the Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet and such good faith estimate of each Adjustable Financial Amount contained in the Estimated Closing Statement shall be prepared in accordance with GAAP. The Estimated Closing Statement, which shall be in substantially the form of Schedule I attached hereto, shall also include the identity of each Person that is to be paid any Transaction Expenses; the amount owed or to be owed to each such Person; and the bank account and wire transfer information for each such Person.
(b)    Closing Payment. The Adjusted Equity Value used for the purposes of determining the amounts payable at Closing under Section 2.4(c) shall be calculated using the same estimates of the Adjustable Financial Amounts set forth in the final Estimated Closing Statement.
(c)    Proposed Final Closing Balance Sheet and Proposed Final Closing Statement. As promptly as possible and in any event within one hundred eighty (180) calendar days after the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to the Sellers’ Representative, a balance sheet of the Company as of the close of business on the Closing Date (the “Proposed Final Closing Balance Sheet”), including Buyer’s calculation of the Restricted Cash Customer Deposits as of the Closing, together with a written statement (the “Proposed Final Closing Statement”) setting forth in reasonable detail its proposed final determination of the Adjustable Financial Amounts. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement shall be prepared in accordance with GAAP.
(d)    Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Adjustable Financial Amounts reflected thereon) will be final, conclusive and binding on the parties unless Sellers’ Representative provides a written notice (a “Dispute Notice”) to Buyer no later than the thirtieth (30th) day after the delivery to the Sellers’ Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (the “Proposed Final Closing Statement Response Period”). Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which Sellers’ Representative believes is incorrect and the correct amount of such item and (ii) Sellers’ Representative’s alternative calculation of any Adjustable Financial Amount, as applicable. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on such thirtieth (30th) day of the Proposed Final Closing Statement Response Period. During the Proposed Final Closing Statement Response Period, Sellers’ Representative and its duly authorized advisors and representatives shall be permitted to review any working papers, trial balances and similar materials to the extent reasonably necessary for Sellers’ Representative and its duly authorized advisors and representatives to review the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.
(e)    Resolution of Disputes. Buyer and Sellers’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith. Beginning thirty (30) days after delivery of any Dispute Notice pursuant to Section 2.5(d), either Buyer or Sellers’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to KPMG US LLP or another firm of regional standing mutually acceptable to Buyer and the Sellers’ Representative (the “Accounting Firm”). The Accounting Firm will promptly and in accordance with such procedures as it deems fair and equitable (subject to the terms of this Agreement), provided that each party shall be afforded an opportunity to submit a written statement in favor of its position and to advocate for its position orally before the Accounting Firm, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice, which resolution shall be made in accordance with the terms of this Agreement. The Accounting Firm will promptly resolve the items in dispute, provided that no calculation of any Adjustable Financial Amount in dispute shall be either greater than the greater of, or lesser than the lesser of, (i) the calculation of such Adjustable Financial Amount set forth on the Dispute Notice (as may be adjusted and as submitted by Sellers’ Representative to the Accounting Firm at the outset of the dispute resolution process with a copy to Buyer) and (ii) Buyer’s calculation of such Adjustable Financial Amount as set forth on the Proposed Final Closing Statement (as may be adjusted and as submitted by Buyer to the Accounting Firm at the outset of the dispute resolution process with a copy to the Sellers’ Representative). In any such case, the Accounting Firm shall render a written decision with respect to such disputed matter, including a statement in reasonable detail of the basis for its decision. The party whose position with respect to the matter in dispute is furthermost from the Accounting Firm’s final determination shall pay all of the fees and expenses of the Accounting Firm. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties. As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.5(e), are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement”, respectively. Each of the parties to this Agreement agrees to reasonably cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(f)    Closing Payment Adjustment. If any Adjustable Financial Amount as set forth in the Final Closing Statement differs from the estimated amounts thereof set forth in the Estimated Closing Statements, the Adjusted Equity Value shall be recalculated and using such final figures in lieu of such estimated figures:
(i)    If the Adjusted Equity Value calculated as set forth in Section 2.3 using the Adjustable Financial Amounts as set forth in the Final Closing Statement is greater than or equal to the Adjusted Equity Value calculated pursuant to Section 2.5(b) (such difference a “Purchase Price Underpayment”), then Buyer shall be required to pay the Company Sellers, within five (5) Business Days following the final determination of the Adjusted Equity Value, an amount in cash equal to such Purchase Price Underpayment. Such amount shall be allocated among the Company Sellers based on their respective Adjustment Pro Rata Portion and paid by wire transfer of immediately available funds to an account of such Company Seller designated in writing by the Sellers’ Representative to Buyer; and
(ii)    If the Adjusted Equity Value calculated as set forth in Section 2.3 using the Adjustable Financial Amounts as set forth in the Final Closing Statement is less than the Adjusted Equity Value calculated pursuant to Section 2.5(b) (such difference, a “Purchase Price Overpayment”), then Buyer shall be paid such Purchase Price Overpayment, which shall be satisfied (A) first, from the Holdback Consideration (initially from the 1st Anniversary Holdback Shares and then, to the extent such Purchase Price Overpayment is greater than the 1st Anniversary Holdback Shares Amount available, from the 2nd Anniversary Holdback Shares), and (B) second, if and to the extent the Purchase Price Overpayment is greater than the Holdback Consideration available, from each Company Seller, severally, in accordance with each such Company Seller’s respective Adjustment Pro Rata Portion; provided, however, that if the Purchase Price Overpayment is any amount greater than $1,000,000, then Buyer may recover the Purchase Price Overpayment directly from each Company Seller, severally, in accordance with each such Company Seller’s respective Adjustment Pro Rata Portion, without any requirement to first recover any amounts of the Purchase Price Overpayment from the Holdback Consideration. Any amounts directly paid to Buyer by a Company Seller pursuant to this Section 2.5(f)(ii) shall be made by wire transfer of immediately available funds to Buyer.
2.6    Holdback. At the Closing, Buyer shall retain the 1st Anniversary Holdback Shares and 2nd Anniversary Holdback Shares from the Purchase Price that is payable to the Company Sellers which shall be allocated to those Closing Units of the Company Sellers that are set forth on the Payment Spreadsheet (as defined in Section 6.5(a)), which Holdback Consideration will constitute security for the satisfaction of the Company Sellers’ indemnity and Purchase Price Overpayment obligations under this Agreement (the “Company Seller Obligations”). Buyer shall retain and shall have the right to subtract from the Holdback Consideration (initially from the 1st Anniversary Holdback Shares until such shares are exhausted and then from the 2nd Anniversary Holdback Shares) any Buyer Indemnified Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to Article VII. Buyer shall pay the balance of the Holdback Consideration to the Company Sellers (or their respective written designee(s)) as follows:
(a)    Initial Release Date. Within fifteen (15) days after the date that is one day following the 12-month anniversary of the Closing Date (such date, the “Initial Release Date”), Buyer shall release to the Company Sellers a number of shares of fully paid, nonassessable Buyer Common Stock in an amount equal to the (A) the 1st Anniversary Holdback Shares minus (B) the amount of shares of Buyer Common Stock representing any Purchase Price Overpayments satisfied from the 1st Anniversary Holdback Shares (as determined by dividing such Purchase Price Overpayments by the Issue Price as of the Closing Date), minus (C) the amount of shares, if any, of Buyer Common Stock, representing aggregate outstanding Buyer Indemnified Losses as finally determined as of the Initial Release Date, with such amount of shares being determined in accordance with Section 7.6(a), minus (D) any amounts described in the following sentence. To the extent that as of the Initial Release Date there are properly asserted claims by the Buyer Indemnified Parties for indemnification against the Company Sellers pursuant to Section 7.1(a) pending, Buyer shall deduct from the 1st Anniversary Holdback Shares a number of shares of Buyer Common Stock, determined by dividing such cash amount by the Issue Price as of the Closing Date, to cover a reasonable estimate of Buyer Indemnified Losses to be incurred by the Buyer Indemnified Parties, as determined by Buyer in the reasonable exercise of its discretion. The Company Sellers hereby irrevocably authorize Buyer to submit to its transfer agent for cancellation the stock certificates representing the 1st Anniversary Holdback Shares retained by Buyer in order to permit the reductions to the 1st Anniversary Holdback Shares contemplated by this Section 2.6(a) and issue new stock certificates representing the 1st Anniversary Holdback Shares, if any, to be issued or released to the Company Sellers following such reductions.
(b)    On the Initial Release Date, Buyer shall issue to the Company Sellers a number of shares of fully paid, nonassessable Buyer Common Stock in an amount equal to (A) the 2nd Anniversary Holdback Shares, minus (B) the amount of shares of Buyer Common Stock representing any Purchase Price Overpayments satisfied from the 2nd Anniversary Holdback Shares (as determined by dividing such Purchase Price Overpayments by the Issue Price as of the Initial Release Date), minus (C) the amount of shares, if any, of Buyer Common Stock, representing aggregate outstanding Buyer Indemnified Losses as finally determined as of the Initial Release Date that have not been satisfied by 1st Anniversary Holdback Shares, with such amount of shares being determined in accordance with Section 7.6(a); with Buyer issuing a stock certificate in such Company Seller’s name evidencing shares of Buyer Common Stock representing such Company Seller’s Holdback Pro Rata Portion of the 2nd Anniversary Holdback Shares and which 2nd Anniversary Holdback Shares shall be retained by Buyer pursuant to this Section 2.6(b). Within fifteen (15) days after the date that is one day following the 24-month anniversary of the Closing Date (such date, the “Second Release Date”), Buyer shall issue to the Company Sellers a number of shares of fully paid, nonassessable Buyer Common Stock in an amount equal to (A) the 2nd Anniversary Holdback Shares, minus (B) the amount of shares of Buyer Common Stock representing any Purchase Price Overpayments satisfied from the 2nd Anniversary Holdback Shares (as determined by dividing such Purchase Price Overpayments by the Issue Price as of the Closing Date), minus (C) the amount of shares, if any, of Buyer Common Stock, representing the aggregate outstanding Buyer Indemnified Losses as finally determined as of the Second Release Date that have not been satisfied by 1st Anniversary Holdback Shares, with such amount of shares being determined in accordance with Section 7.6(a), minus (D) any amounts described in the following sentence. To the extent that as of the Second Release Date there are properly asserted claims by the Buyer Indemnified Parties for indemnification against the Indemnifying Parties pursuant to Section 7.1(a) pending, Buyer shall deduct from the 2nd Anniversary Holdback Shares Amount a number of shares of Buyer Common Stock, determined by dividing such cash amount by the Issue Price as of the Initial Release Date, to cover a reasonable estimate of Buyer Indemnified Losses to be incurred by the Buyer Indemnified Parties, as determined by Buyer in the reasonable exercise of its discretion. The Company Sellers hereby irrevocably authorize Buyer to submit to its transfer agent for cancellation the stock certificates representing the 2nd Anniversary Holdback Shares retained by Buyer in order to permit the reductions to the 2nd Anniversary Holdback Shares contemplated by this Section 2.6(b) and issue new stock certificates representing the 2nd Anniversary Holdback Shares, if any, following such reductions.

(c)    Resolution of Existing Claims. If after the Initial Release Date or Second Release Date, any claims for indemnity are resolved in favor of the Sellers’ Representative (on behalf of the Company Sellers) by mutual agreement or otherwise, or if upon resolution of a claim for indemnity in accordance with the provisions hereof, the amount withheld exceeds the amount ultimately payable to a Buyer Indemnified Party in respect of such claim, Buyer shall release to the Company Sellers a number of fully paid, nonassessable shares of Buyer Common Stock in an amount equal to the excess amount withheld, with such amount of shares being determined by dividing such excess amount withheld by the Issue Price as of the Closing Date, with respect to the 1st Anniversary Holdback Shares, or of the Initial Release Date, with respect to the 2nd Anniversary Holdback Shares.
(d)    Allocation of Holdback Consideration Among Company Sellers. All shares of Buyer Common Stock that are released to the Company Sellers on the Initial Release Date, the Second Release Date or upon resolution of existing claims shall constitute Purchase Price and shall be distributed to the Company Sellers based on their respective Holdback Pro Rata Portion.
(e)    Interest in Holdback Consideration. For avoidance of doubt, the Holdback Consideration and any right, title and interest therein may not be encumbered, transferred or otherwise hypothecated by a Company Seller until such portion of the Holdback Consideration is released to the Company Seller in accordance with this Section 2.6. For the avoidance of doubt, the Company Sellers shall not have any rights of ownership with respect to the Holdback Consideration, including any rights to vote or receive distributions with respect thereto, until such time as such Holdback Consideration is released to the Company Sellers on the Initial Release Date or the Second Release Date, as applicable.
2.7    Withholding.  Buyer, and any other applicable withholding agent, will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any Taxes or other amounts required under the Code or any Applicable Laws to be deducted and withheld, and, to the extent that any such amounts are so deducted or withheld and properly paid to the appropriate Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify Buyer and its Affiliates and any other applicable withholding agent for any such amounts imposed by a Governmental Entity, together with any related costs, expenses or damages. Notwithstanding anything to the contrary in this Agreement, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement, including any such amounts payable pursuant to Section 2.4, and including any payments of transaction or similar bonuses, shall be payable through the Company (or other applicable entity) in accordance with the applicable payroll procedures.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule which has been delivered by the Company to Buyer concurrently with the execution hereof (the “Disclosure Schedule”) (which Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III and any other section in such Article where it is reasonably apparent, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section), the Company represents and warrants to Buyer and to and for the benefit of the Buyer Indemnified Parties, as of the date hereof, as follows (with the understanding and acknowledgement that Buyer would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement):
3.1    Organizational Matters

(a)    Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted.
(b)    Power to Conduct Business. The Company is duly qualified and in good standing to do business (with respect to jurisdictions that recognize that concept) in each of the jurisdictions set forth in Section 3.1(b) of the Disclosure Schedule, and such jurisdictions represent each jurisdiction in which the nature of the Company’s business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Company. Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company has no operations outside of the United States and Canada.
(c)    Charter Documents. The Company has delivered to Buyer true and complete copies of the certificate of formation and limited liability company agreement of the Company, in each case as amended to date and currently in effect (such instruments and documents, the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents.
(d)    Subsidiaries. The Company does not have and has never had any Subsidiaries and does not own, hold or have any interest in or right to acquire capital stock or other equity interests or ownership interests in any entity.
(e)    Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company.
3.2    Capital Structure
(a)    Membership Interests.
(i)    The authorized membership interests of the Company consist of (i) 65,934 Series B-1 Preferred Units, (ii) 109,890 Series B-2 Preferred Units, (iii) 1,000,000 Class A Common Units and (iv) 74,217 Class B Common Units.
(ii)    At the date hereof, there are 65,934 Series B-1 Preferred Units, 109,890 Series B-2 Preferred Units, 1,000,000 Class A Common Units and 74,217 Class B Common Units issued and outstanding and the Company has no other issued or outstanding limited liability company interests of any kind. All of the issued and outstanding Company Units have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive rights.
(iii)    No securities of the Company are held as treasury units or are owned by the Company.
(iv)    Section 3.2(a)(iv) of the Disclosure Schedule sets forth a true and complete list of the holders of all the issued and outstanding Company Units, showing the number of Company Units held by each such holder.
(b)    Other Securities. Except as set forth in Section 3.2(b) of the Disclosure Schedule or in the Company Charter Documents, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (A) issue, convert, deliver or sell, or cause to be issued, delivered or sold, securities of the Company, (B) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking contemplated under clause (A), or (C) issue or distribute to holders of any Company Units any evidences of indebtedness or assets of the Company. Except as set forth in Section 3.2(b) of the Disclosure Schedule or in the Company Charter Documents, the Company is not under any obligation to purchase, redeem or otherwise acquire any Company Units or any interest therein or to pay any dividend or make any other distribution with respect thereto.

(c)    No Agreements. Other than as listed in Section 3.2(c) of the Disclosure Schedule or as set forth in the Company Charter Documents or this Agreement, there are no agreements, written or oral, to which the Company or, to the Knowledge of the Company, any Company Seller is a party, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the Company Units or other securities of the Company.
(d)    Compliance with Laws. All Company Units, and other rights to acquire membership units or other securities of the Company, have been issued in compliance with all applicable securities laws and all other Applicable Laws.
(e)    Closing Consideration. No Person will be entitled to receive from the Company, or have any claim against the Company to a portion of, the Closing Consideration Amount or any other payments to be made pursuant to this Agreement or the other Transaction Documents, other than the Company Sellers or as otherwise set forth in this Agreement or the other Transaction Documents.
3.3    Authority and Due Execution.
(a)    Authority. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein or therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the transactions contemplated herein or therein, have been duly and validly authorized by all necessary company action on the part of the Company, and no other company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or to consummate the transactions contemplated herein or therein.
(b)    Due Execution. This Agreement and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer and other parties hereto and thereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles (the “Remedies Exceptions”).
3.4    Non-Contravention and Consents.  Except as set forth in Section 3.4 of the Disclosure Schedule:
(a)    Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document and the consummation of the transactions contemplated herein and thereby by the Company do not, and the performance of this Agreement and each other Transaction Document by the Company will not (i)  conflict with or violate any provision of the Company Charter Documents, (ii) conflict with or violate any Applicable Laws, or (iii) subject to obtaining the Consents listed in Section 3.4(b) of the Disclosure Schedule, conflict with, result in any breach or acceleration of, or constitute a default (or an event that, with notice or lapse of time or both, would reasonably be expected to become a default) under, or impair the rights of the Company, require redemption or repurchase or otherwise require the purchase or sale of any securities, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Material Contract to which the Company is a party or otherwise bound, or result in the creation of a Lien (other than a Permitted Encumbrance) on any of the properties or assets of the Company (including the Company Units).
(b)    Contractual Consents. No Consent under any Material Contract to which the Company is a party or otherwise bound is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated herein or therein.

(c)    Governmental Consents. No Consent of any national, state, municipal, provincial, county, local or foreign government, any instrumentality, subdivision, department, ministry, board, legislative body, court, administrative or regulatory agency, bureau or commission, or other governmental entity or instrumentality or political subdivision thereof, or any quasi-governmental or private body exercising any executive, legislative, judicial, administrative, regulatory, taxing, importing or other functions of or pertaining to a government (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated herein or therein.
3.5    Financial Statements.
(a)    Financial Statements. Section 3.5(a) of the Disclosure Schedule sets forth the financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) of the Company for the years ended December 31, 2016 and 2017 and the financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for the two-month period ended February 28, 2018 (the “Most Recent Financial Statements”) (collectively, the “Financial Statements”). The Most Recent Financial Statements constitute the most recent regularly prepared financial statements of the Company; provided it is understood that, as set forth on Section 3.5(a) to the Disclosure Schedules, the Company’s financial statements for the three-month period ended March 31, 2018 have been internally prepared but remain in draft form. The financial statements of the Company for the year ended December 31, 2017 have been reviewed by the independent public accountants of the Company. The Financial Statements were prepared in accordance with GAAP, are true and correct in all material respects, and fairly and accurately present in all material respects the financial position, results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein.
(b)    Absence of Liabilities. Except as set forth in the Financial Statements, the Company has no Liabilities other than (i) Liabilities disclosed, reflected or reserved against on the Most Recent Financial Statements, (ii) Liabilities incurred in the ordinary course of the bona fide performance of the business subsequent to the date of the Most Recent Financial Statements, (iii) Liabilities incurred under Contracts and commitments entered into in the ordinary course of the bona fide performance of the business, in each case of the type required to be disclosed on the Disclosure Schedule that are so disclosed or which because of the dollar amount or other qualifications are not required to be listed on the Disclosure Schedule, (iv) Liabilities not required under GAAP to be reflected in the Financial Statements and (v) Liabilities, individually or in the aggregate, that are not material to the financial condition or operating results of the Company.
3.6    Indebtedness.  The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured or unmatured), except for: (i) Indebtedness set forth on the Most Recent Financial Statements, or (ii) Indebtedness set forth in Section 3.6(a) of the Disclosure Schedule. The Company has made available to Buyer a true, correct and complete copy of each of the instruments and documents evidencing the items of Indebtedness required to be listed in Section 3.6(a) of the Disclosure Schedule. With respect to each such item of Indebtedness, (a) the Company is not in material default and no payments are past due, (b) to the Knowledge of the Company, no circumstance exists that, with notice, the passage of time or both, could constitute a material default by the Company under such item of Indebtedness and (c) the Company has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to such item of Indebtedness that has not been fully remedied and withdrawn. Other than as set forth on Section 3.6(b) of the Disclosure Schedule, the consummation of the transactions contemplated in this Agreement and each other Transaction Document by the Company will not conflict with, result in any breach or acceleration of, or constitute a default under any such items of Indebtedness. The Company is not a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person.
3.7    Litigation.  Except as disclosed on Section 3.7 of the Disclosure Schedule, there have not been in the last five (5) years, and there currently are no written demand letters, complaints, actions, suits, settlements, hearings, investigations or proceedings, or governmental or regulatory inquiries by or before a Governmental Entity (each, a “Legal Proceeding”), pending or, to the Knowledge of the Company, threatened against the Company or its business. To the Knowledge of the Company, there currently are no Legal Proceedings pending, or any material Legal Proceedings threatened, against the Company Sellers relating to the Company or its business. There currently are no Legal Proceedings initiated by the Company pending, or that the Company intends to initiate, against any other Person related to the Company, its business or any Company Intellectual Property. There is no injunction, judgment, decree or order entered, issued, made, or rendered by any Governmental Entity currently binding upon or against the Company.
3.8    Taxes.
(a)    Except as set forth on Section 3.8(a) of the Disclosure Schedule, (i) all income and other material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed (taking into account valid extensions); (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete; (iii) all Taxes owed by the Company or for which the Company may be liable that are or have become due have been timely paid in full; (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects; (vi) there are no Liens for Taxes (other than Permitted Encumbrances) on any of the assets of the Company; and (vii) the Company is not liable for any Tax as a transferee or successor.
(b)    Section 3.8(b) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for the three (3) taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. The Company has made available to Buyer true and complete copies of all Tax Returns filed by the Company during the past five (5) years and all material correspondence to the Company from, or from the Company to, a Taxing Authority relating thereto.
(c)    There is no written claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return, and no written notice has been received from a Governmental Entity with respect to Taxes, in either case, of or with respect to the Company, and, to the Knowledge of the Company, there is no reasonable factual or legal basis for the assessment of any deficiency or adjustment with respect to any Tax Return of or with respect to the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) on Section 3.8(c) of the Disclosure Schedule. To the Knowledge of the Company there are no Tax audits or administrative or judicial proceedings that are being conducted, pending or threatened with respect to the Company, other than those disclosed (and to which are attached true and complete copies of all correspondence to or from the relevant Taxing Authority pertaining thereto) on Section 3.8(c) of the Disclosure Schedule. No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. The Company is not subject to Tax in any country other than its country of formation by virtue of having a permanent establishment or other place of business in such other country.
(d)    Except as set forth in Section 3.8(d) of the Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.
(e)    The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements, and has no obligation or Liability under any such agreement or arrangement, other than agreements, or obligations pursuant to agreements, in each case with customary terms and for which the principal purpose is not Taxes.

(f)    The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.
(g)    No property of the Company is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).
(h)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) use of an improper method of accounting or any change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election made under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) on or prior to the Closing Date; or (vi) application of Section 965 of the Code. The Company has not made an election under Section 965(h) of the Code.
(i)    The Company is and has at all times since formation been classified as a partnership or disregarded entity for U.S. federal (and applicable state and local) income Tax purposes. The Company has not made an election described in Section 1101(g)(4) of the Bipartisan Budget Act of 2015.
(j)    The Company does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502‑6 (or any corresponding or similar provisions of state, local or foreign Tax law), or as a transferee or successor, under any Contract to which the Company is a party or otherwise (other than agreements, or obligations pursuant to agreements, in each case with customary terms and for which the principal purpose in not Taxes). The Company is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.
(k)    The Company has not participated, within the meaning of Treasury Regulations Section 1.6011‑4(c), in any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign law). The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).
(l)    There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non‑refunded overpayments or unclaimed subscription balances or unapplied cash balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof.
(m)    The Company uses and has used since inception the accrual method of accounting for income Tax purposes.
(n)    All payments by or to the Company comply with all applicable transfer pricing requirements imposed by any Governmental Entity, and the Company has made available to Buyer accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662‑6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Company during the past five years.
(o)    Section 3.8(o) of the Disclosure Schedule sets forth a description of the material terms of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Taxing Authority (each, a “Tax Incentive”) with respect to the Company, and the Company is in full compliance with all terms and conditions of each such Tax Incentive.

(p)    The provision for Taxes set forth on the balance sheets included in the Financial Statements are sufficient for all accrued and unpaid Taxes, whether asserted or unasserted, contingent or otherwise, as of the dates thereof. The Company has not incurred any liabilities for Taxes since those dates (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.
(q)    No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.
(r)    The Company is not a party to a gain recognition agreement under Section 367 of the Code and the Treasury Regulations thereunder.
3.9    Property and Assets.
(a)    Personal Property. The Company has good and marketable title to, or valid leasehold interests in, all of the Personal Property used or held for use in its business or reflected in the Financial Statements. Such Personal Property constitutes all Personal Property used and is sufficient to conduct the business of the Company as it is presently conducted. The Personal Property (i) is in reasonably good operating condition and repair (ordinary wear and tear excepted); (ii) and is available for immediate use in the business and operation of the Company as currently conducted.
(b)    Liens. Except as set forth in Section 3.9(b) of the Disclosure Schedule, none of the Personal Property or other assets of the business of the Company is subject to any Lien of any nature whatsoever, other than Permitted Encumbrances. There are no breaches or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would reasonably be expected to constitute or would have constituted a breach of or a default under, any instrument, agreement or other document to which the Company is a party that creates, evidences or constitutes any Lien other than Permitted Encumbrances (any such instrument, agreement or other document is referred to herein as a “Lien Instrument”). The transaction contemplated herein will not result in any breach or acceleration of, or constitute a default (or an event that, with notice or lapse of time or both, would reasonably be expected to become a default) under, or impair the rights of the Company, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any Lien Instrument.
(c)    Customer Information. The Company has ownership, free and clear of any Liens, or the valid right to use for the Company’s business purposes as currently conducted, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Company.
(d)    Leased Real Property.
(i)    The Company does not own any real property, nor has the Company ever owned any real property. Section 3.9(d)(i) of the Disclosure Schedule sets forth a list of all real property and interests in real property currently leased, subleased, licensed or otherwise used or occupied by the Company pursuant to an agreement for the operation of its business (the “Leased Real Property”), including for each Leased Real Property, any deposit, base rent, and any allocated but unused tenant finish allowance for such piece of real property. To the Knowledge of the Company, the Leased Real Property (A) is in good operating condition and repair, to the Knowledge of the Company, free from material structural, physical and mechanical defects which would prevent the Company from using such space for its intended use; (B) is sufficient for the intended purposes of the Company therein; (C) is supplied with utilities and other services necessary for the operation of the business of the Company as currently conducted; and (D) is structurally sufficient and otherwise suitable for the conduct of the business of the Company therein as currently conducted.

(ii)    Except as set forth in Section 3.9(d)(ii) of the Disclosure Schedule, to the Knowledge of the Company, no consent is required from the lessor, sublessor, licensor or, to the Knowledge of the Company, any other Person under any lease, sublease, license or other agreement (or, in each instance, any amendment, modification, renewal, exhibit and/or schedule thereto) related to the Leased Real Property (including all amendments, modifications, renewals, exhibits and schedules thereto, collectively, the “Real Property Leases”) to consummate the transactions contemplated in this Agreement and the Transaction Documents. The Company has not sublet, or granted to any other person any right of use, operation or occupancy of, any of the Leased Real Property. The Company has not sold, transferred or assigned, or granted any Lien on or otherwise encumbered, all or any portion of its interest under any Real Property Lease or in any Leased Real Property. The Company has made available to Buyer a true, correct and complete copy of all of the Real Property Leases. Each of the Real Property Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, and, to the Knowledge of the Company, there are no offsets or defenses by either landlord or tenant thereunder. To the Knowledge of the Company, there are no existing breaches of or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any of the Real Property Leases by the Company or, to the Knowledge of the Company, any other Person, beyond any applicable notice or cure period. No party to the Real Property Leases has repudiated any provision thereof. To the Knowledge of the Company, there are no disputes, oral agreements or forbearance programs in effect, as to any of the Real Property Leases. To the Knowledge of the Company, the plants, fixtures, furnishings, and equipment located in and exclusively serving on the Leased Real Property are in reasonably good operating condition and in a state of reasonably good maintenance and repair, ordinary wear and tear excepted, and are reasonably adequate and suitable for the purposes for which they are currently being used by the Company. There are neither any actual, nor, to the Knowledge of the Company, any threatened or contemplated, condemnation or eminent domain proceedings that affect the Leased Real Property or any part thereof, and the Company has not received any notice from any Governmental Entity with respect thereto. To the Knowledge of the Company, the use or occupancy of the Leased Real Property by the Company for the conduct of the business of the Company as currently conducted do not violate: (x) any law, regulation, or ordinance applicable to the Leased Real Property; or (y) any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property. No security deposit or portion thereof deposited with respect to the Real Property Leases for the Leased Real Property has been applied in respect of a breach or default under such Real Property Leases which has not been re-deposited in full.
3.10    Intellectual Property and Related Matters.
(a)    The Disclosure Schedule sets forth a true and correct list of: (%4) in Section 3.10(a)(i) of the Disclosure Schedule, each Company Product (by name, version number, and other appropriate identifiers); (%4) in Section 3.10(a)(ii) of the Disclosure Schedule, (A) each item of Registered IP in which the Company has or purports to have an ownership interest, (B) the record owner, and, if different, the legal owner and beneficial owner, of such item of such item of Registered IP, (C) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and (D) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant; (%4) in Section 3.10(a)(iii) of the Disclosure Schedule, (A) all Licensed IP (other than Open Source Software and software licensed under a Non-Negotiated Vendor Contract); (B) the Licensed IP Contract related to such Licensed IP; and (C)  the Company Product (if any) in which such Licensed IP is incorporated or for which it is used to develop, deliver, host, provide or distribute such Company Product; and (%3) in Section 3.10(a)(iv) of the Disclosure Schedule, each of the Company IP Contracts, other than (A) nonexclusive licenses pursuant to Standard Form IP Contracts that have been entered into in the ordinary course of business without material changes thereto, and (B) rights granted to contractors or vendors to use the Company Intellectual Property for the sole benefit of the Company.
(a)    The Company solely and exclusively owns all right, title and interest to and in the Company Intellectual Property free and clear of any Liens (other than the Permitted Encumbrances), including all Technology and Intellectual Property Rights embodied in or relating to the Company Products. Without limiting the generality of the foregoing:

(i)    each Employee who is or was involved in the authorship, invention, creation, conception or development of any Technology or Intellectual Property Rights for or on behalf of the Company has entered into a valid and enforceable written agreement sufficient to irrevocably assign all Technology and Intellectual Property Rights authored, invented, created, conceived or developed by such Employee in the scope of his or her employment or engagement with the Company, with each such agreement with an employee of the Company substantially in the form of the Company’s standard form of employee proprietary information and invention assignment agreement (the “Standard Offer Letter”, which form is attached to Section 3.10(b)(i) of the Disclosure Schedule) (unless as otherwise set forth in Section 3.10(b)(i) of the Disclosure Schedule), or all such Technology and Intellectual Property Rights are owned by the Company by operation of law;
(ii)    no Employee or, to the Knowledge of the Company, former or concurrent employer of any Employee has any claim, right or interest (including the right to obtain any claim, right or interest) to or in any Company Intellectual Property, and to the Knowledge of the Company no Intellectual Property Rights or Technology authored, invented, created, conceived, or developed by an Employee for the Company is subject to any Contract with any former or concurrent employer or other Person;
(iii)    to the Knowledge of the Company, no Employee is in breach of any Contract with any former or concurrent employer or other Person concerning Intellectual Property Rights, confidentiality or noncompetition;
(iv)    no funding, facilities, resources or personnel of any Governmental Entity or any research or educational institution were used to develop or create any Company Intellectual Property; and
(v)    the Company has taken reasonable steps to maintain the confidentiality of all Intellectual Property Rights held by the Company, or purported to be held by the Company, as a trade secret, including any confidential information or trade secrets provided to the Company by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information or to its advisors who are otherwise bound by professional obligations of confidentiality.
(b)    Each item of the Company Intellectual Property that is Registered IP is in compliance with all Applicable Law, and all filings, payments and other actions required to be made or taken to maintain such item of the Company Intellectual Property in full force and effect have been made by the applicable deadline (except where the Company has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew a Registered IP issuance, registration, or application). To the Knowledge of the Company, there is no basis for a claim that any Company Intellectual Property is invalid or, except for pending applications, unenforceable. Except as set forth in Section 3.10(c) of the Disclosure Schedule, there are no actions that must be taken by the Company within six (6) months of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Registered IP. No issuance or registration obtained and no application filed by the Company in connection with the Company Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed within the past three (3) years, except where the Company has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.
(c)    Neither the execution, delivery or performance of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated by this Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any of the Company Intellectual Property; (ii) a material breach of any Licensed IP Contract or any of the Company IP Contracts; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property or any Intellectual Property Rights owned by, or licensed to, Buyer; or (v) payment by the Company of any royalties or other license fees with respect to Intellectual Property Rights of any other Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.
(d)    To the Knowledge of the Company, (i) no Person has infringed, misappropriated, or otherwise violated, and (ii) no Person is currently infringing, misappropriating or otherwise violating, any of the Company Intellectual Property material to the Company’s business. The Company has made available to Buyer copies that are true, correct and complete in all material respects of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its representatives regarding any actual, alleged or suspected infringement or misappropriation of any of the Company Intellectual Property.
(e)    Except as set forth on Section 3.10(f)(i) of the Disclosure Schedule, the Company, and the operation of its business, is not infringing, misappropriating or otherwise violating, and has not, in the past six (6) years, infringed, misappropriated or otherwise violated, any Intellectual Property Right (or the rights of publicity or personality) of any other Person. Without limiting the generality of the foregoing: (i)  no infringement, misappropriation or similar claim or legal proceeding pertaining to Intellectual Property Rights is pending or has been threatened against the Company or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding; (ii) the Company has not received any written notice or other written communication (or, to the Knowledge of the Company, any verbal notice or other communication) (A) relating to the Company’s actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person, (B) inviting the Company to license the Intellectual Property Rights of another Person in lieu of a potential infringement claim; or (C) claiming that any Company Product or the operation of the business of the Company constitutes unfair competition or trade practices under any Applicable Law; and (iii) except as set forth on Section 3.10(f)(ii) of the Disclosure Schedule, the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation or violation of any Intellectual Property Rights (other than pursuant to a Standard Form IP Contract, any commitment made by the Company in the ordinary course of entering into agreements with its customers to indemnify such customers with respect to their use of the Company Products or a Licensed IP Contract containing standard indemnification obligations for breach of the license).
(f)    To the Knowledge of the Company, none of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or other similar code (collectively, “Harmful Code”).
(g)    The Company has taken reasonable steps and implemented reasonable procedures designed to ensure that the information technology systems controlled by the Company and used in connection with the business and operations of the Company, including the provision and operation of the Company Products, are free from any Harmful Code. The Company has reasonable disaster recovery and security plans, procedures and facilities for the business and operations of the Company, and has taken reasonable steps consistent with (or exceeding) industry standards to safeguard the information technology systems controlled by the Company and utilized in the business and operations of the Company as currently conducted. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the information technology systems controlled by the Company and used in connection with the business or operations of the Company, including the provision and operation of the Company Products.
(h)    None of the Company Software included in the Company Intellectual Property performs any functions that, without the knowledge and consent of the owner or authorized user of the computer or device, collects Personal Information in violation of the applicable privacy policy, interferes with the computer or device, or installs any computer programs that may be activated by a Person other than the owner or an authorized user of the computer or device.
(i)    Use of Open Source Software.

(i)    Section 3.10(j)(i) of the Disclosure Schedule accurately identifies and describes each item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined, distributed or made available with any of the Company Intellectual Property or in any Company Product. The Company has complied with all of the terms and conditions of each applicable license for Open Source Software, including all requirements pertaining to attribution and copyright notices.
(ii)    Except as set forth in Section 3.10(j)(ii) of the Disclosure Schedule, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined, distributed or made available with, any of the Company Intellectual Property or in any Company Product, in each case, in a manner that (A) subjects any of the Company Intellectual Property to any Copyleft License, (B) creates obligations for the Company with respect to the Company Intellectual Property or grants to any Person any rights or immunities under the Company Intellectual Property or (C) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use or distribute any of the Company Intellectual Property.
(j)    Except as set forth in Section 3.10(a) of the Disclosure Schedule, (i) no source code for any Company Intellectual Property has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or independent contractor of the Company, including under any license for Open Source Software, (ii) the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or independent contractor of the Company and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in the improper delivery, license or disclosure of any source code for any of the Company Software included in the Company Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee or independent contractor of the Company.
3.11    Accounts Receivable and Payable.  All of the accounts receivable and trade accounts of the Company (the “Receivables”) are bona fide, valid and binding obligations, arose in the ordinary course of business, are carried on the records of the Company at values consistently determined in accordance with GAAP, and may be subject to the reserve for bad debts set forth in the Most Recent Financial Statements. No person has any Lien on any of such accounts receivable other than Permitted Encumbrances, and no request or agreement for any deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts or similar adjustment set forth in the Most Recent Financial Statements. Except as set forth in Section 3.11 of the Disclosure Schedule, all Receivables and accounts payable of the Company arose in the conduct of the business of the Company in the ordinary course of business.
3.12    Compliance.
(a)    In all material respects, the Company has complied with, and is not in conflict with, or in default or in violation of, any Applicable Law. Except as set forth on Section 3.12 of the Disclosure Schedules, no Legal Proceedings are pending or, to the Knowledge of the Company, threatened against the Company alleging any failure by the Company to so comply, whether or not corrected. The Company has not made a voluntary disclosure with respect to any violation of U.S. Export and Import Laws. The Company has at all times been in compliance with all Applicable Laws relating to trade embargoes and sanctions, and no product, service or financing provided by the Company has been, directly or, to the Knowledge of the Company, indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the U.S. maintains economic sanctions or an arms embargo.
(b)    The Company is not in violation of or default under any Order currently binding upon or against the Company.
(c)    The Company has been and is in compliance with all of its written privacy policies and guidelines relating to Personal Information. True and complete copies of all applicable privacy and security policies and guidelines of the Company have been made available to Buyer. The Company has made all notices and disclosures to customers required by Applicable Law. The Company has taken steps reasonably necessary (including implementing and monitoring compliance with respect to technical, administrative and physical safeguards) to protect Personal Information and systems from which Personal Information can be created, viewed, displayed, accessed, retrieved, stored or transmitted, against loss or destruction, and against unauthorized access, use, transfer, modification, or disclosure or other misuse and to otherwise comply with Applicable Law. To the Knowledge of the Company, there has been no unauthorized disclosure, access to or transfer of or other misuse of Personal Information required to be reported to any customer of the Company, affected individual or Governmental Entity, and the Company has not been required to provide any breach notification or report any security incidents to any customer of the Company, affected individual or Governmental Entity as required under any Applicable Law.
(d)    The Company has established and implemented such policies, programs, procedures, contracts and systems as are reasonably necessary and legally required of the Company to be in material compliance with all Applicable Law, including privacy, electronic transactions and security standards for Personal Information.
(e)    The Company has not been notified in writing of any material failure (or any investigation with respect thereto) by the Company or any licensor, licensee, partner or distributor of the Company to comply with, or maintain systems and programs to ensure compliance with, any Applicable Law enforced by the United States Health and Human Services and any comparable Governmental Entity with respect to any Technology, products or services of the business of the Company.
3.13    Permits; No Foreign Operations.
(a)    Permits. The Company holds, to the extent required by Applicable Law, all material franchises, permits, certificates, licenses, consents, filings, sanctions, registrations, variances, exemptions, orders, authorizations and approvals from, and has made all material declarations and filings with, all Governmental Entities (“Material Permits”) for the operation of the business of the Company as presently conducted including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction. No suspension or cancellation of any such Material Permit is pending or, to the Knowledge of the Company, threatened. Each such Material Permit is valid and in full force and effect, and the Company is in compliance in all material respects with the terms of such Material Permits. Section 3.13(a) of the Disclosure Schedule provides a complete list of all Material Permits held by the Company.
(b)    No Foreign Operations. Except as set forth in Section 3.13(b) of the Disclosure Schedule, the Company (i) does not conduct any operations of any kind outside of the United States or Canada, (ii) has any revenue from any source outside of the United States or Canada, or (iii) has not executed or performed any Contract outside of the United States or Canada to any material extent.
3.14    Brokers’ and Finders’ Fees.  Except as set forth in Section 3.14 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated herein or therein. Except as set forth in Section 3.14 of the Disclosure Schedule, no finder, broker, investment banker, agent or other intermediary has acted for or on behalf of the Company in connection with the transactions contemplated in this Agreement and the Transaction Documents.
3.15    Restrictions on Business Activities.  Except as listed in Section 3.15 of the Disclosure Schedule, no Contract to which the Company is a party or by which the Company is bound imposes any non-solicitation obligation on the Company. Other than as listed in Section 3.15 of the Disclosure Schedule, the Company is not a party to or bound by any Contract under which the Company is restricted from (a) selling, licensing or otherwise distributing any Company Products, (b) engaging in any business practices, (c) competing with any other Person or engaging in any line of business, (d) providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market, or (e) acquiring any product, property or other asset (tangible or intangible), or any services, from any other Person, selling any product or other asset to, or performing any services for any other Person or transacting business or dealing in any other manner with any other Person or (f) developing any Company Intellectual Property. No Contract to which the Company is a party or by which the Company is bound contains any “most favored nations” or similar obligation to offer terms included in or based on another Contract to which the Company is a party.
3.16    Employment Matters.
(a)    No Termination. To the actual knowledge of the individuals listed in clause (ii) of the definition of “Knowledge”, no employee intends to terminate his, her or their employment with the Company as a result of the transactions contemplated herein.
(b)    Employees. (i) Except as set forth on Section 3.16(b) of the Disclosure Schedule, no present or former employee of the Company or applicant for employment has claimed that the Company is in violation of any term of any employment Contract or compensation agreement or is in violation of any Applicable Law relating to such individual’s employment relationship; (ii) no third party has claimed in a writing received by the Company that any present or former employee of the Company has breached his or her duties under any patent disclosure agreement, confidentiality agreement, non-solicitation agreement or noncompetition agreement running in favor of such third party; (iii) no third party has claimed in a writing received by the Company that any present or former employee of the Company disclosed or utilized any Trade Secret or proprietary information or documentation of such third party in violation of Applicable Law or contract; (iv) no third party has claimed in a writing received by the Company that any present or former employee of the Company interfered in the relationship between such third party and any of its present or former employees in violation of any Applicable Laws or contract; and (v) to the Knowledge of the Company, no present or former employee of the Company has disclosed any Trade Secret, information or documentation proprietary to any current or former employer or other third party, or violated any confidential relationship with any such third party, in connection with the development, manufacture or sale of any product, or the development or sale of any service, of the Company. Section 3.16(b) of the Disclosure Schedule sets forth (i) a complete list of the Company’s present employees, with each employee’s legal first and last name, (ii) current job titles and first date of employment with the Company, (iii) the current base salary or hourly rate, a description of the Company’s existing bonus, commission and severance policies that are used for purposes of determining bonuses, commissions, or other non-discretionary incentive compensation awards, and severance arrangements, (iv) wage and hour classification for each employee, (v) any payments or benefits required or anticipated to be made or provided by the Company to any such employee in connection with the transactions contemplated in this Agreement or any other change of control transaction, including cash payments, forgiveness of indebtedness, assumption of tax liability, severance benefits or vesting acceleration, and any agreement or understanding between the Company and any such employee relating to any such payment or benefit, (vi) each employee’s visa status, or confirmation that such employee is a U.S. citizen, and (vii) whether such individual is currently employed, on leave relating to work-related injuries and/or receiving disability benefits under any Employee Benefit Plan, to the extent the Company is not prohibited by Applicable Laws from providing the information described in this clause (vii). Except as set forth in Section 3.16(b) of the Disclosure Schedule, the Company has not made any agreements to pay any employee wages, incentive compensation in the form of cash, equity or any other property or other benefits and there are no severance payments or other payments that are or could become payable to any employee under the terms of any written agreement or commitment or any Applicable Law, custom, trade or practice as a result of the transactions contemplated in this Agreement or the other Transaction Documents. The Company has no employees located outside of the United States.
(c)    Labor Unions. To the Knowledge of the Company, none of the employees of the Company is represented by a labor union. The Company is not subject to, or negotiating, any collective bargaining or similar agreement with respect to any of its employees. There is no labor dispute, strike, work slowdown, work stoppage or, to the Knowledge of the Company, organizational drive against the Company pending or, to the Knowledge of the Company, threatened. The Company has not agreed to recognize any labor union or other collective bargaining representative with respect to any group of employees of the Company, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Company with respect to their employment with the Company. To the Knowledge of the Company, no union or organizational campaign or representation petition is currently pending, or threatened or reasonably anticipated, with respect to any employees of the Company. There is no unfair labor practice charge or proceeding pending against the Company before the National Labor Relations Board.
(d)    Legal Compliance. Neither the Company, nor to the Knowledge of the Company, any employee of the Company, has committed or engaged in any unfair labor or illegal employment practice in connection with the conduct of the business of the Company that could reasonably be expected to have a material adverse effect on the Company. There is no action, suit, claim, charge or complaint against the Company pending or, to the Knowledge of the Company, threatened against the Company relating to any employment, labor, safety, whistleblower, or discrimination matters, including charges or complaints of unfair labor practices, discrimination, retaliation, or wrongful discharge. The Company is in material compliance with all Applicable Laws relating to employment, including laws relating to employment discrimination, retaliation, wrongful discharge, labor relations, fair employment practices, payment of wages and overtime, leaves of absence, disability accommodation, immigration, employee benefits and affirmative action. All employees of the Company are legally authorized to work in the United States and the Company has complied with the obligations to complete and retain I-9 forms. To the Knowledge of the Company, no federal, state, or local agency responsible for the enforcement of labor and employment laws is conducting or has announced to the Company in writing its intent to conduct an investigation of the Company.
(e)    WARN Act. The Company has not had any plant closings, mass layoffs or other terminations of employees of the Company that did, or would reasonably be expected to, create any obligations upon the Company under the federal Worker Adjustment and Retraining Notification Act or any equivalent state or local laws.
(f)    Employment Agreements. Except as set forth in Section 3.16(f) of the Disclosure Schedule, the Company is not bound by any written employment agreements with any of its employees, other than on an at-will basis.
3.17    Employee Benefit Plans.
(a)    Section 3.17(a) of the Disclosure Schedule lists each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or to which the Company or any ERISA Affiliate contributes or is a participating employer and in or under which any employee of the Company, former employee of the Company, service provider to the Company or former service provider to the Company participates or is owed benefits (collectively, the “Company Benefit Plans”) other than any Standard Offer Letters executed by an Employee. With respect to each Company Benefit Plan, the Company has made available to Buyer true and complete copies of all plan documents and, if available, summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports (if applicable), and all related trust agreements associated with such Company Benefit Plan.
(b)    Each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in all material respects in accordance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other Applicable Laws. Each Company Benefit Plan (including any amendments thereto) that requires by Applicable Law approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction, has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any amendment that has not previously received such approval, registration or qualification.
(c)    All reports, descriptions and disclosures required by law with respect to each Company Benefit Plan have been filed or distributed appropriately and in accordance with Applicable Law, in all material respects. Where required by Applicable Law, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Company Benefit Plan that is a group health plan.
(d)    All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been timely paid to each Company Benefit Plan (or related trust or held in the general assets of the Company and accrued, as appropriate), and all required contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Company Benefit Plan (or related trust) or accurately accrued in the Financial Statements. All premiums or other payments for all periods ending on or before the Closing Date have been timely paid with respect to each Company Benefit Plan that is an Employee Welfare Benefit Plan.
(e)    Each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements and, if available, has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods, and no such determination letter or advisory letter has been revoked nor has revocation been threatened.
(f)    No Employee Benefit Plan maintained or contributed to during the six year period preceding the Closing Date by the Company or any ERISA Affiliate is subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA.
(g)    The Company does not maintain or contribute to, nor has the Company in the past six years maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by the Company or an ERISA Affiliate.
(h)    Neither the Company nor any ERISA Affiliate, nor to the Knowledge of the Company, any employee or representative of the Company or any ERISA Affiliate, has made written representation or commitment with respect to any aspect of any Company Benefit Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plan. Neither the Company nor any ERISA Affiliate has entered into any Contract with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any lay off, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(i)    There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine claims for benefits), and no legal action is currently pending with respect to any such claim or dispute.
(i)    Neither the Company nor any ERISA Affiliate has engaged in any Prohibited Transactions with respect to any such Company Benefit Plan that would subject the Company to a tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c)(i) or (l) of ERISA.
(ii)    The Company (by way of indemnification, directly or otherwise) does not have and, to the Knowledge of the Company, no Company fiduciary has any, liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.
(iii)    The Company has not received notice that any action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits) is pending nor to the Knowledge of the Company, threatened, and to the Knowledge of the Company, there are no existing facts that would reasonably be expected to be a basis for any such action, suit, proceeding, hearing or investigation.
(j)    Under the Company Benefit Plans, other than as described in this Agreement or any other Transaction Document, neither the execution and delivery of this Agreement or any other Transaction Document to which the Company is a party nor the consummation of the transactions contemplated herein or therein by the Company will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise)

becoming due to any officer, director or employee of the Company; (ii)  increase any benefits otherwise payable by the Company; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(k)    Neither the Company nor any ERISA Affiliate contributes to, or has any obligation to contribute to, or has any liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any (i) Employee Benefit Plan that is a “defined benefit plan” as defined in Section 3(35) of ERISA or (ii) any Multiemployer Plan.
(l)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A has been timely amended (if applicable) to comply and has been operated in material compliance with all applicable requirements of Code Section 409A.
3.18    Environmental Matters.
(a)    All properties and equipment used in the business of the Company are free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by the Company for office or janitorial purposes stored, used and disposed of in compliance with Environmental Law.
(b)    The Company has provided to Buyer copies of all internal and external environmental audits and studies pertaining to the Company’s compliance with Environmental Laws in its possession or control and all correspondence on substantial environmental matters pertaining to the Company’s compliance with Environmental Laws, and all such copies are true and complete in all material respects.
3.19    Material Contracts.  Section 3.19 of the Disclosure Schedule sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract and each amendment thereto. All Material Contracts are in full force and effect. Other than as described on Section 3.19 of the Disclosure Schedule, all Material Contracts are valid and enforceable, and the Company is not in default of any Material Contract nor, to the Company’s Knowledge, is any other party to any Material Contract in default under such Material Contract, no payments or other obligations of the Company are past due, and, to the Knowledge of the Company, no circumstance exists that, with notice, the passage of time or both, could reasonably be expected to constitute a default under any Material Contract by the Company or, to the Knowledge of the Company, any party thereto. The Company has not received any written notice from its counterparty of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been fully remedied and/or withdrawn. The consummation of the transactions contemplated in this Agreement and each other Transaction Document, subject to obtaining the Consents listed in Section 3.4(b) of the Disclosure Schedule, will not constitute a default under, or impair the rights of the Company or any third party under, any such Material Contract. The Company has provided Buyer with true and complete copies of all Material Contracts, including all amendments, terminations and modifications thereof.
3.20    Insurance.  Section 3.20 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) to which the Company is currently a party, a named insured or otherwise the beneficiary of coverage: (i) the name of the insurer, the name of the policyholder and the name of each covered insured; (ii) the policy number and the period of coverage; and (iii) the amount of coverage. The Company has provided Buyer with copies of each such policy that are true and complete. There have been no losses and there are no claims pending or, to the Knowledge of the Company, threatened under any of such policies and there are no disputes between the Company and any of the underwriters of said policies. Each of such insurance policies is a legal, valid, binding, and enforceable, and is in full force and effect, and will continue to be a legal, valid, binding, and enforceable obligation of the Company and in full force and effect on identical terms immediately following consummation of the transactions contemplated in this Agreement and any other Transaction Document. Neither the Company nor, to the Knowledge of the Company, any other Person is in material breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time or both, would reasonably be expected to constitute such a material breach or default or permit termination, modification or acceleration, under any such insurance policy. To the Knowledge of the Company, no party to any such insurance policy has repudiated any provision thereof. Except for amounts deductible under policies of insurance, the Company has not been and is not subject to liability as a self-insurer.
3.21    Transactions with Related Parties.  Except as set forth in Section 3.21 of the Disclosure Schedule and for employment relationships and compensation, benefits, and travel advances, no employee, senior executive officer, member or manager of the Company, nor any member of his or her immediate family, (i) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, (ii) to the Knowledge of the Company, has any direct or indirect ownership interest in any property or asset used or developed by or for the Company in the conduct of the business except through such Person’s ownership of membership interests of the Company, (iii) to the Knowledge of the Company, has any direct ownership interest in (a) any Person with which the Company has a material business relationship or (b) any Person that competes with the Company (other than the non-affiliated holdings in publicly traded companies that may compete with the Company) or (iv) to the Knowledge of the Company, is directly or indirectly a party to or a beneficiary of any Contract with the Company.
3.22    Books and Records.  The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of the Company Sellers and board of managers of the Company recorded. The membership interest ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of membership interests, options, and any other securities of the Company. True and complete copies of the minute books and the membership interest ledger of the Company have been made available to Buyer and the original minute books and membership interests ledger, if any, will be delivered to Buyer at the Closing.
3.23    Absence of Changes.  Since the date of the Most Recent Financial Statements, there has not occurred, and the Company does not have any Knowledge of, any Material Adverse Effect. Except as set forth in Section 3.23 of the Disclosure Schedule, from the date of the Most Recent Financial Statement, the Company has conducted its business only in the ordinary course of business consistent with past practices, and the Company has not:
(a)    failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry;
(b)    accelerated, amended or terminated any Material Contract, or received any written notice from any counterparty to a Material Contract that such counterparty has or intends to take any such actions, other than pursuant to the expiration of a Material Contract pursuant to its terms;
(c)    entered into any Contract (i) that is a Material Contract and (ii) outside the ordinary course of business;
(d)    entered into or amended any standstill or non-compete Contracts under which the Company is the obligor, or amended or waived any of its rights under any existing standstill or non-compete Contracts under which the Company is the beneficiary;
(e)    transferred or granted any license or sublicense of any rights under or with respect to any Company Intellectual Property, other than in the ordinary course of business consistent with past practice;
(f)    other than in connection with the provisions of the Company Products to customers in the ordinary course of business consistent with past practice, entered into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company Intellectual Property or any agreement, contract or commitment or modification or amendment to any agreement with respect to Company Intellectual Property with any Person, (ii) purchase or license of any Technology or Intellectual Property Rights in an amount in excess of $5,000 or execution, modification or amendment in any material respect of any agreement with respect to the Technology or Intellectual Property Rights of any person, or (iii) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company;
(g)    made or pledged to make any charitable contribution in excess of $5,000 in the aggregate;
(h)    adopted, amended, modified or terminated any Employee Benefit Plan, made any contribution to any Employee Benefit Plan (other than regularly scheduled contributions) or, other than in the ordinary course of business consistent with past practice, materially increased in any manner the compensation or benefits of any officer, manager, or employee or other personnel (whether employees or independent contractors) or granted any equity or equity based awards to any such individuals;
(i)    terminated any employee other than in the ordinary course of business consistent with past practice;
(j)    entered into any new intercompany transaction, agreement, arrangement, or understanding with, directly or indirectly, any officer or manager or Affiliate of the Company, or made any payment or distribution to any officer or manager of the Company other than advances in the ordinary course of business and consistent with past practices of the Company not to exceed, in the aggregate, $25,000;
(k)    acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, assigned, licensed, loaned, pledged, transferred, or disposed of any Person or any material assets or rights except in the ordinary course of business and consistent with past practice, whether in one or more transactions;
(l)    mortgaged, pledged, or subjected to any Lien (other than Permitted Encumbrances) any of its assets;
(m)    made any loans, advances or capital contributions to, or investment in, any other Person other than its employees, officers and managers in respect of their compensation, benefits and travel advances in the ordinary course of business;
(n)    entered into any joint ventures, strategic partnerships or alliances;
(o)    (i) hired or changed its independent public accountants, if any, (ii) changed its depreciation or amortization policies or rates, (iii) changed its standard invoicing or billing practices and procedures or, (iv) except as required by Applicable Law or circumstances which did not exist as of such date, changed any of the accounting principles or practices used by it;
(p)    materially changed its existing practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;
(q)    made, declared, paid or set aside assets for any dividend or otherwise declared or made any other distribution with respect to its membership interests, or directly or indirectly purchased, redeemed or otherwise acquired any membership interests or other securities of the Company;
(r)    incurred or guaranteed any Indebtedness in excess of $50,000 annually (other than such Indebtedness incurred in the ordinary course of business), issued any debt securities or rights to acquire debt securities, or entered into any arrangement having the economic effect of any of the foregoing;

(s)    failed to pay any Indebtedness or any other accounts payable as it became due, or materially changed its existing practices and procedures with respect to the payment of Indebtedness or other accounts payable;
(t)    (i) paid, discharged or satisfied any Liability of the Company, other than pursuant to the terms of such Liability or immaterial Liabilities of the Company arising in the ordinary course of business, (ii) prepaid or cancelled any amount of indebtedness for borrowed money in excess of $50,000 individually or $100,000 in the aggregate, or (iii) paid or agreed to pay any amount in settlement, or cancelled, compromised, waived or released any right or claim, including rights under or pursuant to, any matter involving actual or threatened claims against the Company, other than immaterial rights or claims;
(u)    incurred or committed to incur any capital expenditures, capital additions or capital improvements in excess of $50,000 for any individual commitment or $100,000 in the aggregate, other than sales of services and deliverables to clients or in the ordinary course of business;
(v)    made any payment or agreement relating to the surrender, cancellation, amendment or agreement not to exercise any option, warrant, or other right to acquire equity or equity linked securities issued by the Company;
(w)    experienced any material damage, destruction or loss to or of any of the material assets or properties owned or leased by the Company;
(x)    made or changed any Tax election, changed any annual accounting period, adopted or changed any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; or
(y)    authorized, approved, agreed to or made any commitment, orally or in writing, to take any of the foregoing actions.
3.24    Product and Service Warranties; Standard Customer Contract.  Each Company Product is in conformity with all applicable contractual commitments and all express warranties, in each case in all material respects, and the Company has no liability (and, to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability) for violations thereof or other damages in connection therewith, subject only to the reserve set forth in the Financial Statements. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease, except for such guarantees, warranties and indemnities that are implied under Applicable Law and not disclaimable. The Company has provided Buyer with true and complete copies of all Material Contracts that the Company has used in selling goods and services in the operation of the business.
3.25    Major Customers and Suppliers.  Section 3.25 of the Disclosure Schedule sets forth a list of the top twenty-five (25) customers of the Company by gross revenue for the year ended December 31, 2017, and for the two-month period ended February 28, 2018 (the “Major Customers”), together with, in each case, the gross revenue for such Major Customers during such periods. Each Major Customer has executed a written Contract with the Company governing its relationship with the Company. No Major Customer has canceled, terminated or otherwise materially modified in any negative manner, or threatened or requested in writing to the Company to cancel, terminate or otherwise materially modify in any negative manner, its relationship with the Company, or decreased or threatened in writing to the Company to decrease or limit its business with the Company, in each case during the six (6) months immediately preceding the Closing Date. The Company is not engaged in any material dispute with any Major Customer. Section 3.25 of the Disclosure Schedule sets forth a list of the 25 largest suppliers, vendors or other service providers of the Company (each a “Major Supplier”) for the two-month period ended February 28, 2018, based on and listing the gross purchases from such Major Suppliers. The Company is not engaged in any material dispute with any Major Supplier and, except as set forth in Section 3.25 of the Disclosure Schedule, no Major Supplier has canceled, terminated or otherwise materially modified in any negative manner, or threatened or requested in writing to the Company to cancel, terminate or otherwise materially modify in any negative manner, its relationship with the Company, or decreased or threatened in writing to the Company to materially decrease or limit its business with the Company, in each case during the six (6) months immediately preceding the Closing Date.
3.26    Absence of Certain Business Practices.  Neither the Company nor any employee, officer or manager of the Company, or any other Person acting on behalf of the Company, has, on behalf of or to otherwise further the interests of the Company, (a) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to foreign or domestic government officials or employees, (c) established or maintained any unlawful or unrecorded funds or other assets or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions; (d) made any bribe, kickback or other unlawful payment or (e) made any material favor or gift which is not, in good faith, believed by the Company to be fully deductible for any income tax purposes and which was, in fact, so deducted by the Company.
3.27    Bank Accounts, Powers of Attorney.
(a)    Section 3.27(a) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, mutual fund or stock brokerage firm and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.
(b)    The Company has no obligation to act under any outstanding power of attorney.
(c)    There are no credit cards issued to any present or past officer, employee or agent of the Company under which the Company has any current or potential future liability except as listed in Section 3.27(c) of the Disclosure Schedule.
3.28    Exclusive Representations.  The representations and warranties made by the Company in this Article III are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties, whether written or oral.
3.29    No Competitor Technology; No Violation of Agreements with Buyer Competitors.
(a)    Without limiting the generality of any other representations or warranties contained in this Agreement, except as set forth in Section 3.29 of the Disclosure Schedule, the Company’s software platform does not contain, and the Company is not in possession of, in any electronic or hard copy form, any Technology or other confidential or proprietary information or property owned by any Person set forth on Schedule 3.29 (each a “Buyer Competitor”) or any subsidiaries of any Buyer Competitor (collectively, the “Buyer Competitor Parties”; any such Technology or other confidential or proprietary information or property originating from a Buyer Competitor Party is referred to as “Buyer Competitor Technology”).  The Company has not breached any contract between the Company, on the one hand, and any Buyer Competitor Party, on the other hand.
(b)    No Buyer Competitor Technology is required to operate the business as currently conducted by the Company except as set forth in Section 3.29 of the Disclosure Schedule.
(c)    Except as set forth in Section 3.29 of the Disclosure Schedule, in the operation of the Company’s business as currently conducted by the Company, the Company’s products and services interface with Buyer Competitor Party software applications and databases only through standard interfaces generally made available by a Buyer Competitor Party to its customers, and not through a custom built interface.

(d)    Except as set forth in Section 3.29 of the Disclosure Schedule, since January 1, 2011, the Company has not directly or, to the Knowledge of the Company, indirectly, provided any consulting or similar services regarding Buyer Competitor Technology, or otherwise operated as a member of any consultant network of any Buyer Competitor Party.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SELLERS
Each of the Company Sellers, severally and not jointly, represents and warrants to Buyer, as of the date hereof, as follows (with the understanding and acknowledgement that Buyer would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement):
4.1    Organization. In the case of each Company Seller that is not an individual, such Company Seller is a duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to own and hold the Company Units owned and held by it.
4.2    Power and Authorization. In the case of each Company Seller that is not an individual, such Company Seller has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each other Transaction Document to which such Company Seller is a party and has duly authorized by all necessary action the execution, delivery and performance of this Agreement and each other Transaction Document to which such Company Seller is a party. This Agreement and each other Transaction Document to which such Company Seller is a party (a) has been duly executed and delivered by such Company Seller and (b) assuming due authorization, execution and delivery by Buyer and other parties hereto and thereto, will be a legal, valid and binding obligation of such Company Seller, enforceable against such Company Seller in accordance with its terms, subject to the Remedies Exceptions.
4.3    Authorization of Governmental Entities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Entity is required of such Company Seller for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Company Seller of this Agreement or (b) consummation of the transactions contemplated to be conducted by such Company Seller pursuant to this Agreement, in each case.
4.4    Noncontravention. Neither the authorization, execution, delivery or performance by such Company Seller of this Agreement, nor the consummation of the transactions contemplated to be conducted by such Company Seller pursuant to this Agreement, will:
(a)    conflict with or violate (i) any law applicable to such Company Seller, or (ii) any provision of the organizational documents of such Company Seller (if such Company Seller is not an individual);
(b)    result in a breach or violation of, or constitute a default (or an event that would, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of any Contract to which such Company Seller is a party;
(c)    result in the creation or imposition of any Lien on any Company Units of such Company Seller, other than Permitted Encumbrances; or
(d)    result in the imposition or give rise to any Order applicable to such Company Seller or such Company Seller’s Company Units.
4.5    Title. Such Company Seller is the record and beneficial owner of the outstanding Company Units set forth opposite such Company Seller’s name on Schedule I hereto, and such Company Seller has good and marketable title to such Company Units, free and clear of all Liens. Such Company Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Company Units held by such Company Seller, free and clear of all Liens. Immediately following the Closing, assuming Buyer has the requisite power and authority to be the lawful owner of such Company Seller’s Company Units and the valid execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, Buyer will be the record and beneficial owner of such Company Seller’s Company Units, and have good and marketable title thereto, free and clear of all Liens except for such Liens as are imposed by Buyer. Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Company Seller has, directly or indirectly, granted any option, warrant or other right to any Person other than the Company to acquire any membership interest in the Company. Except as disclosed on Section 3.2(c) of the Disclosure Schedule, such Company Seller is not a party to, and the Company Units set forth opposite such Company Seller’s name on Section 3.2(c) of the Disclosure Schedule, are not subject to, any stockholder agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer or voting of such Company Units.
4.6    No Brokers. Such Company Seller has no any liability of any kind to, and is not subject to any claim of, any broker, finder or agent with respect to the transactions contemplated by this Agreement.
4.7    No Other Payments. The payments contemplated by this Agreement to be made to such Company Seller in respect of the Company Units held thereby as of immediately prior to the Closing are the sole amounts owed and payable to such Company Seller with respect to such Company Units, and no such Company Seller has any rights or claims with respect to any payments with respect thereto other than the payments contemplated by this Agreement, in the amounts and subject to the terms set forth herein.
4.8    No Other Agreements to Sell Equity Interests. Neither such Company Seller nor any of its officers, directors, members, representatives or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person or firm other than Buyer to sell, assign, transfer or effect a sale of any of such Company Seller’s Company Units, or to enter into any agreement with respect to any of the foregoing. Such Company Seller is not currently engaged in discussions or negotiations with any party other than Buyer with respect to any of the foregoing.
4.9    No Registration. Such Company Seller understands that the shares of Buyer Common Stock issuable pursuant to the terms of this Agreement have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Company Seller’s representations as expressed herein or otherwise made pursuant hereto.
4.10    Investment Intent. Such Company Seller is acquiring the shares of Buyer Common Stock issuable pursuant to the terms of this Agreement for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Company Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Company Seller further represents that it does not have any Contract with any Person to sell, transfer or grant participation to such Person or to any other Person with respect to any of the shares of Buyer Common Stock issuable pursuant to the terms of this Agreement.
4.11    Investment Experience. Such Company Seller has substantial experience in evaluating and investing in private placement transactions of securities and acknowledges that such Company Seller can protect its own interests. Such Company Seller has such knowledge and experience in financial and business matters so that such Company Seller is capable of evaluating the merits and risks of its investment in Buyer.
4.12    Speculative Nature of Investment. Such Company Seller understands and acknowledges that an investment in Buyer involves risk. The Company Seller can bear the economic risk of such Company Seller’s investment in Buyer Common Stock.

4.13    Accredited Investor. Such Company Seller is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act and shall submit to Buyer such further assurances of such status as may be reasonably requested by Buyer. Such Company Seller has furnished or made available to Buyer any and all information requested by Buyer to satisfy any applicable verification requirements as to “accredited investor” status. Any such information is true, correct, timely and complete.
4.14    Residency; Principal Place of Business. The residency of such Company Seller (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on Schedule I hereto.
4.15    Rule 144. Such Company Seller acknowledges that the shares of Buyer Common Stock issuable pursuant to this Agreement must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Company Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about Buyer; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “brokers’ transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. Such Company Seller acknowledges and understands that Buyer may not be satisfying the current public information requirement of Rule 144 at the time such Company Seller wishes to sell the shares of Buyer Common Stock, and that, in such event, such Company Seller may be precluded from selling such securities under Rule 144, even if the other applicable requirements of Rule 144 have been satisfied. Such Company Seller acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the shares of Buyer Common Stock. Such Company Seller understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.
4.16    Tax Advisors. Such Company Seller has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. With respect to such matters, such Company Seller has relied solely on such advisors and not on any statements or representations of Buyer or any of its agents, written or oral. Such Company Seller acknowledges and agrees that it (and not Buyer) shall be responsible for its own Tax liability that may arise as a result of the transactions contemplated by this Agreement and the other Transaction Documents.
4.17    Legends. Such Company Seller understands and agrees that the stock certificates evidencing the shares of Buyer Common Stock or the shares of capital stock of Buyer issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event with respect to such shares of Buyer Common Stock, shall bear the following legend:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”
Upon the request of a Company Seller, such legend shall be removed and Buyer shall issue a certificate without such legend to the holder thereof at such time as the shares of Buyer Common Stock evidenced thereby cease to be restricted securities upon the earliest to occur of (i) a registration statement with respect to the sale of such shares of Buyer Common Stock shall have become effective under the Securities Act and such shares of Buyer Common Stock shall have been disposed of in accordance with such registration statement, (ii) such shares of Buyer Common Stock shall have been sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (iii) such shares of Buyer Common Stock may be sold by the holder without restriction, volume limitation or registration under Rule 144 under the Securities Act (or any successor provision); provided that in the case of (ii) and (iii), such Company Seller completes any standard Rule 144 representation letter that is required by Buyer’s transfer agent or legal counsel.
In addition, the shares of Buyer Common Stock evidencing the Holdback Consideration shall also contain the legend set forth below until such shares are released to the Company Sellers in accordance with Section 2.6 hereof.
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND INDEMNIFICATION OBLIGATIONS SET FORTH IN AN ACQUISITION AGREEMENT BETWEEN THE ISSUER AND CERTAIN PERSONS AND ENTITIES.”
4.18    No “Bad Actor” Disqualification Events. None of (i) such Company Seller, (ii) any of such Company Seller’s managers, executive officers, other officers that may serve as a manager or officer of any company in which it invests, general partners or managing members, or (iii) any beneficial owner of Buyer’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Company Seller is subject to any disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except for disqualifications covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act.
4.19    Exclusive Representations.  The representations and warranties made by each Company Seller in this Article IV (and, with respect to Retained Unitholders only, together with any representations made by a Retained Unitholder pursuant to Section 8.15 below) are the exclusive representations and warranties made by such Company Seller. Each Company Seller hereby disclaims any other express or implied representations or warranties, whether written or oral.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Company Sellers and the Company, as of the date hereof, as follows (with the understanding and acknowledgement that the Company Sellers and the Company would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement):
5.1    Organizational Matters.
(a)    Organization, Standing and Power to Conduct Business. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing (with respect to jurisdictions that recognize that concept) to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.
(b)    Charter Documents. Buyer has delivered or made available to the Company copies of the certificate of incorporation and bylaws of Buyer, as amended to date and currently in effect (such instruments and documents, the “Buyer Charter Documents”), and such copies are true, correct and complete. Buyer is not in violation of any of the provisions of the Buyer Charter Documents.
5.2    Authority and Due Execution.
(a)    Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the transactions contemplated herein or therein. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated herein or therein have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer or to consummate the transactions contemplated herein or therein.
(b)    Due Execution. This Agreement and each other Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and constitutes (assuming the due authorization, execution and delivery by the other parties hereto and thereto) the valid and binding obligations of Buyer enforceable against them in accordance with their respective terms, subject to the Remedies Exceptions.
5.3    Non-Contravention and Consents.
(a)    Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document and the consummation of the transactions contemplated herein and thereby by Buyer do not, and the performance of this Agreement and each other Transaction Document by Buyer will not (i) conflict with or violate any provision of the Buyer Charter Documents; (ii) conflict with or violate any Applicable Laws; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Buyer or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract, or result in the creation of a Lien on any of Buyer’s assets or properties pursuant to, any obligation to which Buyer is a party or by which Buyer may be bound.
(b)    Contractual Consents. No Consent under any Contract to which Buyer is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Buyer or the consummation of the transactions contemplated herein or therein.
(c)    Governmental Consents. Assuming the accuracy of the representations and warranties set forth in Section 3.5(a) hereof, no Consent of any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer or the consummation of the transactions contemplated herein or therein.
5.4    Brokers’ and Finders’ Fees.  Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which Buyer is a party or any transaction contemplated herein or therein.
5.5    Valid Issuance of Buyer Common Stock. The Buyer Common Stock being issued to the Company Sellers as a portion of the Adjusted Equity Value, when issued and delivered in accordance with the terms of this Agreement, (a) will be duly and validly issued, fully paid and nonassessable and (b) upon the date of issuance will be free of restrictions on transfer other than restrictions on transfer that are (i) imposed by or under (x) this Agreement, (y) Applicable Laws or (z) a Person other than Buyer, or (ii) otherwise outside of Buyer’s control.
5.6    Solvency. Buyer has sufficient capital to deliver the aggregate cash consideration contemplated by this Agreement to be delivered to the Company Sellers.
5.7    SEC Reports. Since January 1, 2017, Buyer has filed or furnished, as applicable, on a timely basis all required forms, reports and documents required to be filed by Buyer with the SEC (such required forms, reports and documents since such date, the “SEC Reports”), and all such SEC Reports, including the footnotes thereto, have been prepared in accordance with GAAP consistently applied through the periods indicated. The consolidated balance sheets of Buyer contained in the SEC Reports fairly present, in all material respects, the financial condition of Buyer and its Subsidiaries as of the respective dates thereof, and the related statements of income and cash flows fairly present, in all material respects, the results of operations of Buyer and its Subsidiaries for the respective periods indicated. Each SEC Report filed by Buyer was, at the time of its filing, in compliance in all material respects with the applicable requirements of the Exchange Act and any rules and regulations promulgated thereunder applicable to such SEC Report. As of their respective dates (or, if amended, as of the date of such amendment), the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
5.8    Exclusive Representations. Buyer acknowledges and agrees that, except as set forth in Article III and Article IV hereof (and, with respect to the Retained Unitholders only, Section 8.15 herein), no other representations or warranties have been made to Buyer or any of its officers, directors, managers or stockholders, or any agent, employee, representative or any affiliate thereof relating to the business, operations or financial condition of the Company or the Company Units, and that in entering into the transactions contemplated by this Agreement and the other Transaction Documents, Buyer is not relying upon information other than that contained in this Agreement and the results of such parties’ own independent investigation.
ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS
6.1    Transaction Expenses.  No later than two Business Days prior to the Closing Date, the Company shall provide Buyer a schedule of all Transaction Expenses incurred to date and shall provide Buyer with a certificate setting forth (a) the identity of each Person that is to be paid any Transaction Expenses; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.
6.2    Employment Matters.
(a)    From the Closing Date and continuing until December 31, 2018, Buyer shall provide, or shall cause the Company to provide, to each employee of the Company who continues to be employed by the Buyer and/or the Company following the Closing (each, a “Continuing Employee”) with, to the extent employed by the Buyer and/or the Company, (i) base pay, commission opportunities, and cash bonus opportunities, as applicable, that are no less favorable in the aggregate than provided to the Continuing Employees immediately prior to the Closing Date (as determined in good faith by Buyer in its sole discretion) and (ii) employee benefits that are no less favorable in the aggregate than provided to the Continuing Employees immediately prior to the Closing Date; provided, that, for purposes of determining whether such pay, opportunities, and benefits are no less favorable in the aggregate, defined benefit pension plan benefits and retention, sale, stay, or change in control payments or awards shall not be taken into account.
(b)    Those Continuing Employees set forth on Schedule 6.2(b) (collectively, the “Equity Plan Participants”) shall be presented with Restricted Stock Agreements promptly following the first regularly scheduled quarterly meeting of the Buyer’s Compensation Committee following the Closing, pursuant to which such Continuing Employees will be granted the right to receive the applicable amounts of Buyer Common Stock set forth on Schedule 6.2(b) under Buyer’s 2010 Equity Incentive Plan, as amended (the “Buyer Equity Incentive Plan”), in accordance with current practices for the grant by Buyer of stock incentives; provided that under the terms of the Restricted Stock Agreements the quarterly vesting schedule shall commence no later than the earlier of (i) the actual grant date of the Buyer Common Stock to an Equity Plan Participant, or (ii) July 1, 2018; provided further that if the Compensation Committee does not grant the equity awards to eligible Continuing Employees in the amounts set forth on Schedule 6.2(b), the Equity Participants will receive incentive award of cash vesting on the terms set forth in the Restricted Stock Agreement, attached hereto as Exhibit F. The terms and conditions pursuant to which equity based compensation are granted are determined by the provisions of the Restricted Stock Agreements and Buyer Equity Incentive Plan.
(c)    To the extent that Continuing Employees become eligible to participate in any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Buyer or any of its affiliates, excluding the Buyer Equity Incentive Plan, (collectively the “Buyer Plans”) then, for purposes of determining (i) eligibility to participate and vesting and (ii) solely with respect to any Buyer Plan that provides for severance, vacation, or paid-time-off benefits, for purposes of benefit accrual, service with the Company or any of its Affiliates prior to the Closing Date shall be treated as service with Buyer or any of its Affiliates to the extent recognized by the Company and its Affiliates prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits, and Buyer shall not be required credit for such service for eligibility, vesting or benefit accrual purposes under any Buyer Plan that is a defined benefit pension plan or postretirement medical plan. In addition, subject to the terms of the applicable Buyer Plan and applicable law, Buyer shall provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any Buyer Plans that are welfare plans in which such Continuing Employee is eligible to participate on or after the Closing Date.
(d)    Without limiting the generality of Section 8.2, nothing contained in this Section 6.2, express or implied, shall (i) be treated as the establishment, amendment or modification of any Company Benefit Plan or Buyer Plan or, subject to compliance with the requirements of Section 6.2(a) and Section 6.2(c), constitute a limitation on rights to amend, modify, merge, or terminate after the Closing Date any Company Benefit Plan or Buyer Plan, (ii) give any current or former employee, director, or other independent contractor of the Company and its Affiliates (including any beneficiary or dependent thereof) any third-party beneficiary or other rights or (iii) obligate Buyer or any of its Affiliates to (A) maintain any particular Company Benefit Plan or Buyer Plan or (B) retain the employment or services of any current or former employee, director, or other independent contractor.
6.3    Related-Party Transactions.  In consideration of the Purchase Price payments and other good and valuable consideration the sufficiency of which is hereby acknowledged, the Company and each of the Company Sellers hereby acknowledges and agrees that all of the Contracts between the Company, on the one hand, and such Company Seller or their respective Affiliates, on the other (other than this Agreement, the Transaction Documents, Contracts set forth on Schedule 6.3 and Contracts contemplated in Section 6.8), shall, on the Closing Date and without further action by any of the Parties hereto, terminate and be of no further force or effect and each of the Company Sellers hereby acknowledges and agrees that no further payments are due, or may become due, under or in respect of any such terminated Contracts.  In addition, on or prior to the Closing Date, the Company shall pay or otherwise satisfy all obligations of the Company to any Company Seller or any of their respective Affiliates (other than obligations of the Company to its employees for accrued salary for the current payroll period). The Company hereby confirms that, effective as of the Closing, the NovelPay, LLC 2015 Profit Interest Equity Plan, as amended, shall, without further action by any of the Parties hereto, terminate and be of no further force or effect.
6.4    General Release. Effective at the Closing, each Company Seller, on his or her own behalf and on behalf of his or her respective heirs, family members, executors, agents, and assigns (“Releasors”), hereby and forever releases Buyer and the Company and their past, present and future officers, agents, managers, employees, investors, stockholders, administrators, affiliates, parents, predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that such Releasors may possess against any of the Releasees arising from any omissions, acts, facts, or damages relating to any matter involving such Company Seller’s relationship with the Company occurring prior to the Closing, including the right to any payments in respect of any Company Units held thereby as of immediately prior to the Closing, other than the payments, in the amounts and subject to the terms, explicitly set forth in this Agreement or, to the extent applicable, the TopCo Merger Agreement (collectively, but excluding the Excluded Matters described below, the “Released Matters”). Such Releasors agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. The foregoing notwithstanding, this release does not extend to any rights of such Releasor (a) under the explicit terms of this Agreement or any other Transaction Document, (b) for any accrued and unpaid salary and other unpaid employee benefits and reimbursements that have vested or accrued prior to the Closing, including any vacation pay or paid time off, (c) to any transaction bonuses payable pursuant to a written employment agreement (which for the avoidance of doubt constitute Transaction Expenses hereunder), in each case owed by the Company or, to the extent applicable, TopCo, (d) to any Releasor’s rights to indemnification or advancement of expenses (whether under the Company Charter Documents, insurance policy or other Contract of the Company), (e) with respect any claims that cannot be released as a matter of law or (f) that arise after the Effective Time (collectively, the “Excluded Matters”). Each of such Releasors, having consulted with counsel, hereby agrees and acknowledges that he, she or it is aware that applicable laws in such Releasor’s state of domicile may provide that such Releasor has the right not to release existing claims of which such Releasor is not aware unless such Releasor voluntarily chooses to waive this right and that such Releasor nevertheless hereby voluntarily waives such right and elects to assume all risks for all Released Matters that now exist in his, her or its favor, known or unknown. Each Company Seller represents that he or she has no lawsuits, claims, or actions pending in his or her name, or on behalf of any other Person, against Buyer or the Company or any of the other Releasees with respect to the Released Matters, and that he or she does not intend to bring any claims on his or her own behalf or on behalf of any other Person against the Company or any of the other Releasees with respect to the Released Matters.
6.5    Spreadsheet.
(a)    At least two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a draft spreadsheet in substantially the form of Schedule I attached hereto (the “Payment Spreadsheet”) setting forth the following information, in a form reasonably satisfactory to Buyer:
(i)    a calculation of the Adjusted Equity Value, the Purchase Price, and each component of all of the foregoing; and
(ii)    with respect to each Company Seller: (A) the name and address of such Company Seller, (B) the number and class of all Company Units held by such Company Seller, (C) the cash portion of such Company Seller’s Individual Closing Payment Amount, (D) the Buyer Common Stock portion of such Company Seller’s Individual Closing Payment Amount, (E) each Retained Unitholder’s Put/Call Amount, (F) the number of 1st Anniversary Holdback Shares to be issued to such Company Seller upon release of such shares in accordance with and subject to Section 2.6, (G) such Company Seller’s Holdback Pro Rata Portion, (H) such Company Seller’s Pro Rata Portion, (I) the amount of any required withholding on account of Taxes with respect to such Company Seller’s Individual Purchase Price Amount, and (J) the wire transfer instructions of such Company Seller with respect to the payments to be made by Buyer pursuant to Section 2.4. No consent or approval of Buyer in respect of the Payment Spreadsheet shall be required in and of itself as a condition to Closing.
(b)    Buyer, any paying agent engaged by Buyer, and, following the Closing, the Company, may rely on the instructions of the Sellers’ Representative for distributions of cash and issuances of Buyer Common Stock and shall have no responsibility or liability with respect thereto; provided, that the distribution and issuance instructions of the Sellers’ Representative are followed. Buyer shall, or shall cause a paying agent engaged by Buyer to, make distributions of cash and issuances of Buyer Common Stock after the Closing to the Company Seller in the same form and in accordance with the same wiring instructions or delivery addresses, as applicable, as such distributions were made to each such Company Seller in connection with the Closing, except as otherwise indicated in any update delivered to Buyer by the Sellers’ Representative to reflect any assignments or other changes in factual information. Upon Buyer making each aggregate payment or issuance of Buyer Common Stock, required of it under this Agreement to the Company Seller in accordance with the final Payment Spreadsheet delivered by the Sellers’ Representative prior to the Closing as provided herein, Buyer shall have fulfilled its obligations with respect to such payments and issuances, as applicable. Buyer shall have, neither directly nor indirectly through the Company following the Closing, no liability whatsoever with respect to the allocation of the distribution of the payments of the Adjusted Equity Value among the Company Sellers.
(c)    No party to this Agreement shall take any tax or other position that is contrary to the allocations set forth in the Payment Spreadsheet unless otherwise required by Applicable Law.
6.6    Certain Tax Matters.
(a)    Buyer, on the one hand, and the Company Sellers, on the other (severally based on their respective Pro Rata Portion), shall be equally responsible for and shall each pay one half of all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the transactions contemplated by this Agreement (“Transfer Taxes”). The Party primarily responsible under Applicable Laws shall prepare and file, and each Party shall fully cooperate with each other Party with respect to the preparation and filing of, any Tax Returns and other filings relating to any Transfer Taxes as may be required.
(b)    Preparation of Tax Returns.
(i)    The Sellers’ Representative shall timely prepare, or shall cause to be prepared, all income Tax Returns of the Company (including, for the avoidance of doubt, any IRS Forms 1065 or Schedules K-1) with respect to any Pre-Closing Tax Period that are filed after the Closing Date (the “Seller Prepared Tax Returns”). All such Seller Prepared Tax Returns shall be prepared at the cost and expense of the Sellers’ Representative (for the benefit of the Company Sellers and the TopCo Sellers) and in a manner consistent with past practice and this Agreement, except as otherwise required by Applicable Laws. The Sellers’ Representative shall deliver a draft of such Seller Prepared Tax Returns (together with any related workpapers, formulary apportionment calculations and supporting materials) to Buyer for its review and comment not less than thirty (30) days prior to the date on which such Seller Prepared Tax Returns are due to be filed (taking into account any applicable extensions). Within fifteen (15) days following Buyer’s receipt of any Seller Prepared Tax Return, Buyer shall notify the Sellers’ Representative in writing with any comments to such Seller Prepared Tax Return. The Sellers’ Representative shall consider any such reasonable comments of Buyer with respect to such Seller Prepared Tax Returns in good faith and Buyer shall file or cause to be filed such Seller Prepared Tax Return.
(ii)    Buyer shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company for the Pre-Closing Tax Periods and Straddle Periods due after the Closing Date that are not Seller Prepared Tax Returns (the “Buyer Prepared Tax Returns”). The cost and expense of such preparation and filing with respect to Buyer Prepared Tax Returns for Pre-Closing Tax Periods shall be borne by the Sellers’ Representative (for the benefit of the Company Sellers and the TopCo Sellers) and the cost and expense of such preparation and filing with respect to Buyer Prepared Tax Returns for Straddle Periods shall be equitably apportioned between Buyer, on the one hand, and the Sellers’ Representative (for the benefit of the Company Sellers and the TopCo Sellers), on the other hand, based on the number of days in such Straddle Period occurring prior to or on the Closing Date and the number of days in such Straddle Period occurring after the Closing Date. Schedule 6.6(b)(ii) sets forth a complete and correct list of the Buyer Prepared Tax Returns. All Buyer Prepared Tax Returns shall be prepared in a manner consistent with past practice and this Agreement, unless otherwise required by Applicable Laws. Buyer shall deliver a draft of any income or other material Buyer Prepared Tax Returns to the Sellers’ Representative for its review and comment as soon as reasonably practicable (which, in the case of income Tax Returns, shall be not less than thirty (30) days) prior to the date on which such Buyer Prepared Tax Returns are due to be filed (taking into account any applicable extensions). As soon as reasonably practicable (which, in the case of income Tax Returns, shall be within fifteen (15) days) following the Sellers’ Representative’s receipt of any such Buyer Prepared Tax Return, the Sellers’ Representative shall notify Buyer in writing with any comments to such Buyer Prepared Tax Return. To the extent such comments relate to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, Buyer shall consider such reasonable comments of the Sellers’ Representative with respect to such Buyer Prepared Tax Returns in good faith. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Buyer shall not be required to provide any U.S. federal consolidated income Tax Return (or any combined, consolidated, unified or similar income Tax Return) required to be filed by Buyer or any of its Affiliates as the “common parent” of an “affiliated group” (within the meaning of Section 1504 of the Code or any similar or analogous provision of applicable income Tax law), or any portion thereof, in any form or manner whatsoever to any other Person pursuant to this Agreement, and in no event shall the Sellers’ Representative have any right to review or comment on any such Tax Return or any position taken therein.
(iii)    The Parties will cause a valid election under Section 754 of the Code to be made and maintained with respect to the Company for its taxable year that includes the Closing Date. The Tax Items of the Company shall be allocated for Tax Return reporting purposes, to the maximum extent permitted by Applicable Laws, between the pre-Closing and post-Closing portions of Straddle Periods by using the “closing of the books method” as of the end of the Closing Date.
(c)    Allocation. The Sellers’ Representative and Buyer shall allocate the purchase price (as determined for U.S. federal income Tax purposes) of the Company Units sold in the Company Purchase among the assets of the Company in accordance with Section 751 and Section 755 of the Code and the Treasury Regulations thereunder. Within thirty (30) Business Days after all items of the Final Closing Statement have become final, conclusive and binding pursuant to Section 2.5 or as soon thereafter as reasonably practicable, Buyer shall prepare and deliver to the Sellers’ Representative an allocation of such purchase price (such allocation, the “Allocation Schedule”) for the Sellers’ Representative’s review. The Sellers’ Representative and Buyer shall cooperate in good faith to resolve any disputed items with respect to the Allocation Schedule and, if the Sellers’ Representative and Buyer cannot resolve such disputed items following such cooperation, Sellers’ Representative and Buyer shall engage the Accounting Firm to determine the final resolution with respect to such disputed items. For this purpose, the procedures set forth in Section 2.5(e) shall apply, mutatis mutandis, and all fees and expenses of the Accounting Firm shall be borne by the parties in the manner set forth in Section 2.5(e). Any determinations made by the Accounting Firm in connection with the foregoing shall be conclusive and binding on the Parties. Any adjustment to purchase price (as determined for U.S. federal income Tax purposes) of the Company Units sold in the Company Purchase shall be allocated among the assets of the Company in a manner consistent with this Section 6.6(c). All Tax Returns filed by Buyer (and any Buyer’s designee(s), as applicable), the Company Sellers, the Company, and their Affiliates shall be prepared consistently with the allocation as set forth on the Allocation Schedule (and, to the extent applicable, any updates or any determinations by the Accounting Firm with respect thereto), except upon a final determination by a Taxing Authority.
(d)    Straddle Period. In the case of any Straddle Period, the amount of any Taxes of the Company not based upon or measured by income, activities, events, gain, receipts, proceeds, profits or similar items for the portion of such Straddle Period ending on and including the Closing Date will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the portion of such Straddle Period ending on and including the Closing Date will be determined based on an interim closing of the books as of the end of the day on the Closing Date (and for such purpose the taxable period of any partnership will be deemed to end at such time); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes), other than with respect to property placed in service after the Closing, shall be apportioned on a daily basis; provided, further, that any deductions allowed to be claimed by the Company in respect of any Transaction Expenses shall be claimed as a deduction by the Company for the portion of the Straddle Period ending on and including the Closing Date to the extent permitted by Applicable Laws.
(e)    Amended Returns; Tax Elections. Except as required by Applicable Laws or as set forth on Schedule 6.6(e), Buyer will not, and will cause the Company not to, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), (i) make any amendment of any Tax Return of the Company to the extent such Tax Return relates to or includes any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date.
(f)    Certain Tax Proceedings. In the event Buyer or any Affiliate of Buyer (including after the Closing the Company) receives written notice of any Tax Proceeding with respect to any Pre-Closing Tax Period of the Company that would reasonably be expected to result in an Indemnified Tax Loss for which Buyer is entitled to indemnification under Section 7.1(a) or an adjustment to the taxable income, gain, loss, deduction or credit of any Company Seller, Buyer shall inform the Sellers’ Representative of such Tax Proceeding as soon as possible but in any event within ten (10) Business Days after such receipt. Buyer shall afford the Sellers’ Representative the opportunity to control the conduct of such Tax Proceeding relating to income Taxes (a “Seller-Controlled Tax Proceeding”), with counsel of its own choosing (and at the Sellers’ Representative’s sole cost and expense (for the benefit of the Company Sellers and the TopCo Sellers)), and to settle or otherwise resolve such Seller-Controlled Tax Proceeding in such manner as the Sellers’ Representative may deem appropriate; provided, that the Sellers’ Representative may not settle such Seller-Controlled Tax Proceeding without Buyer’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Sellers’ Representative shall keep Buyer reasonably informed of any material developments and events in such Seller-Controlled Tax Proceeding (including by promptly forwarding copies to Buyer of any related correspondence) and shall permit Buyer to participate in such Seller-Controlled Tax Proceeding and shall consult in good faith with Buyer in connection with the defense or prosecution of any such Seller-Controlled Tax

Proceeding. Buyer shall control the contest or resolution of any Tax Proceeding relating to any Pre-Closing Tax Period of the Company (if such Tax Proceeding is not a Seller-Controlled Tax Proceeding) and any Straddle Periods of the Company (any such Tax Proceeding, a “Buyer-Controlled Tax Proceeding”); provided, that Buyer shall obtain the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Buyer-Controlled Tax Proceeding or ceasing to defend such Buyer-Controlled Tax Proceeding if such settlement or cessation would reasonably be expected to give rise to Indemnified Tax Loss for which Buyer is entitled to indemnification under Section 7.1(a) or to result in an adjustment to the taxable income, gain, loss, deduction or credit of any Company Seller (including as a result of any election by the Company under Section 6226 of the Code or any corresponding election under the Treasury Regulations or any state or local law with respect to such Buyer-Controlled Tax Proceeding (a “Push-Out Election”)); and, provided further, that the Sellers’ Representative shall be entitled to participate in the defense of such Buyer-Controlled Tax Proceeding and to employ counsel of its choice for such purpose (the fees and expenses of which separate counsel shall be borne solely by the Sellers’ Representative (for the benefit of the Company Sellers and the TopCo Sellers)) if such Buyer-Controlled Tax Proceeding would reasonably be expected to give rise to an Indemnified Tax Loss for which Buyer is entitled to indemnification under Section 7.1(a) or to result in an adjustment to the taxable income, gain, loss, deduction or credit of any Company Seller (including as a result of any Push-Out Election). Buyer shall keep the Sellers’ Representative informed of all material developments and events relating to any Buyer-Controlled Tax Proceeding (including promptly forwarding copies to the Sellers’ Representative of any related correspondence), and shall consult in good faith with the Sellers’ Representative or the Sellers’ Representative's counsel in connection with the defense or prosecution of any such Buyer-Controlled Tax Proceeding, in each case, if such Buyer-Controlled Tax Proceeding would reasonably be expected to give rise to an Indemnified Tax Loss for which Buyer is entitled to indemnification under Section 7.1(a) or result in an adjustment to the taxable income, gain, loss, deduction or credit of any Company Seller (including as a result of any Push-Out Election). For the avoidance of doubt, this Section 6.6(f) shall apply, rather than Section 7.2 to any Seller-Controlled Tax Proceeding or Buyer-Controlled Tax Proceeding to the extent of any conflict between such Sections.
(g)    Cooperation and Tax Record Retention. Buyer and any designee(s) of Buyer, as applicable shall use commercially reasonable efforts to promptly furnish to any of the Company Sellers (at such Company Seller’s sole cost and expense for reasonable out-of-pocket third party expenses) or the Sellers’ Representative (at the Sellers’ Representative sole cost and expense for reasonable out-of-pocket third party expenses for the benefit of the Company Sellers and the TopCo Sellers) such information as may be reasonably requested with respect to Tax matters relating to the Company for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Periods, including by providing access to relevant books and records and making employees available to provide additional information and explanation of any materials provided hereunder. Notwithstanding anything else contained herein to the contrary, Buyer and any designee(s) of Buyer, as applicable, shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Periods until at least thirty (30) days after the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such Taxable periods, and shall abide by all record retention agreements entered into with any Taxing Authority.
(h)    Tax Attributes. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that neither the Company nor any Company Seller is making any representation or warranty and is not providing any other assurance, with respect to the amount of any Tax Attributes of the Company, or with respect to the availability after the Closing of any Tax Attributes of the Company.
(i)    Tax Treatment. The Parties agree that for U.S. federal income (and applicable state and local income) tax purposes, the Company Purchase shall be treated as a purchase of partnership interests.
6.7    E&O Tail Policy. Prior to the Closing, the Company shall purchase a 3-year errors and omissions tail policy with respect to Company’s current errors and omissions liability insurance coverage maintained by the Company with respect to claims arising from facts or events that occurred at or before the Closing (collectively, the “E&O Tail Policy”). The Company shall be responsible for the cost of the E&O Tail Policy and such amount shall be deemed a Transaction Expense for purposes of this Agreement. The E&O Tail Policy shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the policies of the Company as currently in effect.

6.8    Indemnification of Officers and Managers of the Company; Insurance.

(a)    Buyer shall, or shall cause the Company to, continue to provide, fulfill and honor all rights to indemnification or exculpation existing in favor of a manager, officer, employee or other Affiliate of the Company (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled), as provided in the Company Charter Documents, in each case, as in effect on the date of this Agreement (and as permitted by Applicable Law), and relating to actions or events through the Closing Date, and such rights to indemnification shall survive the Company Purchase and other transactions contemplated herein, and shall continue in full force and effect, without any amendment thereto for a period of six years following the Closing.

(b)    Prior to the Closing, Buyer shall have purchased a three (3) year tail or extension of coverage policy with respect to Company’s current managers’ and officers’ liability insurance coverage maintained by Company with respect to claims arising from facts or events that occurred at or before the Closing (including consummation of the Company Purchase) (the “D&O Tail Policy”) . The Company shall be responsible for the cost of the D&O Tail Policy and such amount shall be deemed a Transaction Expense for purposes of this Agreement.
(C)    The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Affiliate of the Company, his or her heirs and his or her personal representatives and shall survive the Company Purchase and other transactions contemplated herein, and be binding upon the successors and assigns of Buyer and the Company.
6.9    Further Assurances. Upon the request of Buyer, each of the other Parties hereto will do, execute, acknowledge and deliver, all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably requested by any other Party to carry out the transactions contemplated by this Agreement (including the consummation of a Put/Call Closing).
6.10    Public Announcements. The Company and Buyer have agreed upon the form of a joint press release announcing the execution of this Agreement to be released immediately following the Closing. Following the Closing, except as required to comply with Applicable Law, (i) no Company Seller or the Sellers’ Representative shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the express prior written approval of Buyer, and (ii) Buyer will not issue any press release or otherwise make any public statement or filing that contains specific information naming any Company Seller or any TopCo Seller or disclosing the specific ownership or proceeds received by such Company Seller or TopCo Seller without the express prior written approval of the Company Seller or the TopCo Seller so impacted.
6.11    Fees and Expenses. Except as otherwise provided herein, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement, the compliance herewith and the transactions contemplated by this Agreement.
6.12    Attorney Communications; Waiver of Conflicts Regarding Representation.
(a)    Buyer acknowledges and agrees that Davis & Gilbert LLP has been providing legal advice to the Company and TopCo in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and that such advice constitutes attorney/client privileged communications or attorney work product (collectively, the “Attorney Work Product”). Buyer shall not knowingly review any such Attorney Work Product. Buyer hereby waives the right to present any Attorney Work Product as evidence in any lawsuit or proceeding in which any Company Seller, TopCo Seller or the Sellers’ Representative (on their behalf) is adverse to Buyer (or any Buyer Indemnified Party) in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

(b)    Recognizing that Davis & Gilbert LLP has been providing legal advice to the Company and TopCo, and that Davis & Gilbert LLP may act as legal counsel to certain of the Company Sellers and TopCo Sellers after the Closing, (i) the Company hereby waives, on their own behalf and agree to cause their Affiliates to waive, any conflicts that may arise in connection with Davis & Gilbert LLP representing the Company Sellers and/or TopCo Sellers after the Closing and (ii) the Company hereby agrees that, in the event that a dispute arises between or among any of Buyer or any of its Affiliates (including, the Company) and any Company Seller and/or TopCo Seller, each of the Parties agree that Davis & Gilbert LLP may represent such Company Seller and/or TopCo Seller in such dispute even though the interests of such Company Seller and/or TopCo Seller may be directly adverse to Buyer or any of its Affiliates (including the Company), and even though Davis & Gilbert LLP may have represented the Company and/or TopCo in a matter substantially related to such dispute, Buyer and the Company waive, on behalf of themselves, TopCo and each of their respective Affiliates, any conflict of interest in connection with such representation by Davis & Gilbert LLP. Buyer acknowledges, on behalf of itself, TopCo and the Company, that each has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Davis & Gilbert LLP. This Section 6.12 is for the benefit of Davis & Gilbert LLP (including their respective partners and employees), which are intended third-party beneficiaries of this Section 6.12.
ARTICLE VII
INDEMNIFICATION
7.1    Indemnification.
(a)    Indemnification of the Buyer Indemnified Parties for Buyer Indemnified Losses. Subject to the provisions of this Article VII, from and after the Closing, each of the Company Sellers, severally agrees, based on their respective Indemnity Pro Rata Portion, to indemnify and hold harmless, the Buyer Indemnified Parties from and against the Applicable Percentage of any and all Buyer Indemnified Losses incurred by any Buyer Indemnified Party. The Sellers’ Representative shall act on behalf of the Company Sellers, and the Buyer is hereby authorized to rely on determinations or communications by the Sellers’ Representative on behalf of the Company Sellers, in connection with the indemnification provided under Section 7.1(a).
(b)    Special Indemnification of the Buyer Indemnified Parties. Subject to the provisions of this Article VII, from and after the Closing, each of the Company Sellers hereby severally, and not jointly, agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses incurred by any Buyer Indemnified Party in connection with, based upon, resulting from, attributable to, related to, or arising out of (i) any breach or inaccuracy by such Company Seller of any of its representations or warranties under Article IV of this Agreement or Section 8.14 (with respect to the Retained Unitholders only) or (ii) any violation, breach or default by such Company Seller of any covenants or agreements of such Company Seller under this Agreement.
(c)    Materiality Scrape. For purposes of determining the indemnification obligations under this Section 7.1, except for the Specified Instances (defined below), all references in this Agreement to the word “material,” “material respects,” “material adverse effect” and “Material Adverse Effect” (and similar materiality qualifications), shall be disregarded for purposes of determining (i) whether there has been a breach or failure of a representation or warranty for which a Buyer Indemnified Party is entitled to indemnification under this Agreement and (ii) the amount of any Loss that is the subject of indemnification hereunder. “Specified Instances” means the use of the words “material” and “all material respects” as such terms are used in Section 3.5. It is agreed that the provisions of this Section 7.1(c) shall not change the titles of or change what otherwise constitutes a “Material Customer”, “Material Supplier” and “Material Contract”.
7.2    Defense of Third Party Claims.
(a)    If any third party notifies any Buyer Indemnified Party with respect to any matter (a “Third-Party Action”) that may give rise to a claim for indemnification against an Indemnifying Party under this Article VII, then such Buyer Indemnified Party shall promptly notify, with respect to a claim for indemnification under Section

7.1(a), the Sellers’ Representative on behalf of the Company Sellers or, with respect to a claim for indemnification under Section 7.1(b), the applicable Company Seller in writing (the “Third-Party Claim Notice”); provided, that no failure or delay on the part of the Buyer Indemnified Party to so notify the Sellers’ Representative or such Company Seller, as the case may be, shall limit any of the obligations of the applicable Indemnifying Party under Article VII, except to the extent that such Indemnifying Party has been materially prejudiced thereby. The Third-Party Claim Notice shall include a statement setting forth in reasonable detail the nature of the claim and, if ascertainable, the amount of the claim. The Sellers’ Representative or the applicable Company Seller, as the case may be, shall be entitled to control the defense of such Third-Party Action if it notifies the Buyer Indemnified Party of its election within 30 days after it receives a Third Party Claim Notice from the Buyer Indemnified Party.
(b)    The Buyer Indemnified Party and the Sellers’ Representative (on behalf of the Company Sellers) or the applicable Company Seller, as the case may be, shall cooperate in the defense or prosecution of the Third-Party Action and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection with such Third-Party Action; provided, that it shall not be required to grant access or furnish information to the extent that such information is subject to an attorney/client or attorney work product privilege; and provided further, that the Buyer Indemnified Party and the Sellers’ Representative or the applicable Company Seller, as the case may be, and/or their counsel shall use their commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney/client or attorney work product privilege. Each Party shall act in good faith and in a commercially reasonable manner in addressing any adverse consequences that may result in the basis for an indemnifiable claim.
(c)    In the event that the Sellers’ Representative (on behalf of the Company Sellers) or the applicable Company Seller, as the case may be, elects not to defend the Third-Party Action, fails to timely respond to a Third-Party Claim Notice or otherwise fails to defend the Third-Party Action in good faith, then the Buyer Indemnified Party shall have the right to defend such Third-Party Action in such manner as the Buyer Indemnified Party deems appropriate. In addition, in the event the Third-Party Action involves a Special Claim, then Buyer shall have the right to control such claim at its sole election and, if Buyer so elects, the Sellers’ Representative or the applicable Company Seller, as the case may be, shall not be entitled to control, but may participate in the defense or settlement of, such Special Claim.
(d)    If within 30 days after a Third-Party Claim Notice is delivered to the Sellers’ Representative or the applicable Company Seller, as the case may be, such Person does not notify the Buyer Indemnified Party that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the applicable Indemnifying Party hereunder.
(e)    In the event that, within 30 days after a Third-Party Claim Notice is delivered to the Sellers’ Representative or the applicable Company Seller, as the case may be, such Person disputes the claim for indemnification against the applicable Indemnifying Party with respect to such Third-Party Action, the Buyer Indemnified Party and the Sellers’ Representative or the applicable Company Seller, as the case may be, shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to such claim. If the Buyer Indemnified Party and the Sellers’ Representative or the applicable Company Seller, as the case may be, should so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the Indemnifying Party against whom the claim is made shall be prepared and signed by (or on behalf of) the parties. If the parties do not agree, each of the Buyer Indemnified Party and the Sellers’ Representative or the applicable Company Seller, as the case may be, may take such actions and assert such rights, remedies and defenses as may then be available to it under the terms of this Agreement.
(f)    In the event a Buyer Indemnified Party has the right to defend and control a Third-Party Action in accordance with Section 7.2(c) and the Buyer Indemnified Party proposes to settle or compromise such Third-Party Action, the Buyer Indemnified Party shall provide notice to that effect (together with a statement describing in reasonable detail the terms and conditions of such settlement or compromise and including a copy of the proposed settlement agreement) to the Sellers’ Representative or the applicable Company Seller, as the case may be, which notice shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise. Prior to settling or compromising any such Third-Party Action, the Buyer Indemnified Party shall obtain the written consent of the Sellers’ Representative (on behalf of the Company Sellers) or the applicable Company Seller, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed. If the Buyer Indemnified Party effects any such settlement or compromise of such Third-Party Action with the written consent of the Sellers’ Representative or the applicable Company Seller, as the case may be, the amount payable pursuant to such settlement or compromise plus any additional related indemnifiable Losses, if any, specified in such consent shall, be payable by or on behalf of the Indemnifying Party, subject to the limitations and other provisions set forth in this Article VII. If a Buyer Indemnified Party effects any such settlement or compromise without the consent of the Sellers’ Representative or the applicable Company Seller, as the case may be, and such consent has not been unreasonably withheld, conditioned or delayed, then the dollar amount of the settlement or compromise shall not be dispositive of the dollar amount of the Indemnifying Parties’ obligations with respect to such Third-Party Action.
7.3    Direct Claims.  In any case in which a Buyer Indemnified Party seeks indemnification hereunder which is not subject to Section 7.2, the Buyer Indemnified Party will notify the Sellers’ Representative or the applicable Company Seller, as the case may be, in writing of any Losses which such Buyer Indemnified Party claims are subject to indemnification under the terms hereof. Such notification must state in reasonable detail, to the extent such information is reasonably available, the nature, amount and circumstances of such claim, and be accompanied by any other documentation or information reasonably required by the Sellers’ Representative or the applicable Company Seller, as the case may be, to evaluate the claim. Subject to the limitations set forth in this Article VII, if the Sellers’ Representative or the applicable Company Seller, as the case may be, does not notify the Buyer Indemnified Party in writing within thirty (30) days after receipt of the written notification that the Sellers’ Representative or the applicable Company Seller, as the case may be, disputes all or any portion of such claim, the amount of such undisputed claim shall be conclusively deemed a liability of the Indemnifying Party hereunder (subject to the limitations on liability set forth in Section 7.5 hereof). In case an objection is made in writing by the Sellers’ Representative or the applicable Company Seller, as the case may be, within such thirty (30)-day period, the Buyer Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If the Buyer Indemnified Party so responds, or the time to respond has expired, and there remains a dispute as to any claim, the Buyer Indemnified Party and the Sellers’ Representative or the applicable Company Seller, as the case may be, shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each such claim. If the Buyer Indemnified Party and the Sellers’ Representative or the applicable Company Seller, as the case may be, do not agree within such thirty (30)-day period, each of the Buyer Indemnified Party and the Sellers’ Representative or the applicable Company Seller, as the case may be, may take such actions and assert such rights, remedies and defenses as may then be available to it under the terms of this Agreement.
7.4    No Circular Recovery.  The Sellers’ Representative hereby agrees that it will not, and no Company Seller shall, make any claim for indemnification or advancement of expenses against Buyer by reason of the fact that such Company Seller was a controlling person, officer, manager, member, unit holder employee, agent or representative of the Company (whether such claim is pursuant to any statute, Company Charter Document, Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Party in accordance with this Agreement.
7.5    Limits on Liability.
(a)    Termination of Indemnification Obligations of the Company Sellers. The obligation of the Company Sellers to indemnify under Section 7.1(a) for Indemnified Company Representation Losses shall terminate on the second anniversary of the Closing Date, except (x) as to matters as to which the Buyer Indemnified Party has made a good faith claim for indemnification under Sections 7.2 or 7.3 hereof on or prior to such date and (y) with respect to any claim for Indemnified Company Representation Losses pertaining to a misrepresentation or a breach of a Fundamental Company Representation. The obligation to indemnify referred to in:
(i)    the preceding clause (x) shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied; and

(ii)    the preceding clause (y) shall terminate sixty (60) days after the expiration of the relevant statute of limitations (taking into account any extensions or waivers thereof), except as to matters as to which any Buyer Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.
For avoidance of doubt, all covenants and agreements of the Parties set forth in this Agreement shall survive until fully performed in accordance with their respective terms.
(b)    Minimum Claim Amount; Indemnity Threshold. The Buyer Indemnified Parties shall not be entitled to be indemnified for any Indemnified Company Representation Losses as to any individual indemnification claim with respect to such Losses if the aggregate amount of all Losses incurred by the Buyer Indemnified Parties with respect to any such claim does not exceed $10,000 (the “Minimum Claim Amount”). For purposes of illustration and not limitation, in determining whether the Minimum Claim Amount has been met, an individual Loss occurring or arising out of a fact pattern shall be aggregated with all other individual Losses arising out of identical or substantially similar fact patterns. The Buyer Indemnified Parties shall not be entitled to be indemnified for any Indemnified Company Representation Losses unless and until the sum of all Indemnified Company Representation Losses exceed $187,500 (the “Threshold”); provided, however, that after the Threshold has been met, the Buyer Indemnified Parties shall be entitled to be indemnified for all such Indemnified Company Representation Losses including the amount of the Threshold. The Parties agree that the limitations set forth in this Section 7.5(b) shall not apply to any breach of a Fundamental Company Representation or Indemnified Company Representation Losses that arise as a result of Fraud.
(c)    Maximum Liability. Except in the case of Fraud, (i) the maximum aggregate liability of the Company Sellers under this Agreement shall be an amount equal to 100% of the total Purchase Price paid or payable by the Buyer to the Company Sellers pursuant to Section 2.4 and Section 8.14 hereof, and (ii) each Company Seller’s individual liability for such claims shall not exceed such Company Seller’s Individual Purchase Price Amount.
(d)    Exclusive Remedy for Indemnified Company Representation Losses is the Holdback Consideration. Buyer agrees that the Holdback Consideration has been withheld and held back by the Buyer to support the payment of indemnification claims by the Buyer Indemnified Parties following the Closing. Buyer, on behalf of itself and the other Buyer Indemnified Parties, acknowledges and agrees that except with respect to Fraud and breaches by the Company of the Fundamental Company Representations, recovery from the Holdback Consideration shall be the sole and exclusive remedy for Indemnified Company Representation Losses. Except with respect to Fraud and breaches by the Company of the Fundamental Company Representations, any deduction made from the Holdback Consideration in respect of an Indemnified Company Representation Loss incurred by a Buyer Indemnified Party pursuant to this Article VII shall constitute full satisfaction of any obligation of each applicable Company Seller to make such payment to the Buyer Indemnified Party.
(e)    Clarification of Term “Losses”. Except in the case of Fraud, the Parties acknowledge and agree that in no event shall any Indemnifying Party hereunder be liable to a Buyer Indemnified Party for any punitive, exemplary or special damages unless such damages were actually assessed against the Buyer Indemnified Party in connection with a Third-Party Action. In addition, the term “Losses” as used in this Agreement shall only include consequential damages, damages for lost profits or any similar measure of damages if (i) the Buyer Indemnified Party seeking such damages is able to prove all elements necessary for recovery of such damages under Delaware law, or (ii) if such damages were actually assessed against the Buyer Indemnified Party in connection with a Third-Party Action.
(f)    Insurance Proceeds. The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by a Buyer Indemnified Party under insurance policies with respect to such Loss, less such Buyer Indemnified Party’s out-of-pocket costs of obtaining or receiving such recovery, including any deductible paid in obtaining such proceeds and increased costs of insurance related to the making of such claim, including retrospective premium adjustments and experienced based premium adjustments. In the event that an insurance recovery is made by any Buyer Indemnified Party with respect to any Losses for which such Person has been indemnified hereunder and has received funds in the amount of the Losses or portion thereof, then a refund equal to the aggregate amount of the insurance recovery (less such Buyer Indemnified Party’s reasonable out-of-pocket costs of receiving such recovery, including any deductible paid in obtaining such proceeds and increased costs of insurance related to the making of such claim), but in no event in excess of the amount of such indemnification payment, shall be made promptly to the Indemnifying Party.
In addition, in the event Buyer obtains actual knowledge that a Buyer Indemnified Party is entitled to recovery under the E&O Tail Policy and/or the D&O Tail Policy, Buyer shall use commercially reasonable efforts to submit to the relevant insurance provider a corresponding claim for recovery.
(g)    Duplication of Recovery. No Buyer Indemnified Party shall have the right to indemnification hereunder for any amount that was already included in the Net Working Capital Adjustment, the Closing Net Debt Amount or the Purchase Price Overpayment amounts in accordance with this Agreement.
7.6    Procedures for Claims; Payment of Holdback Consideration.
(a)    Claims. Buyer shall be entitled to reduce the Holdback Consideration by the amount necessary to satisfy and pay the amount of any Buyer Indemnified Losses with respect to which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article VII by deducting from the Holdback Consideration a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (i) the amount of such Buyer Indemnified Losses by (ii) the Issue Price as of the Closing Date, if such reduction is with respect to the 1st Anniversary Holdback Shares, or the Initial Release Date, if such reduction is with respect to the 2nd Anniversary Holdback Shares.
(b)     Distributions. The Holdback Consideration shall be distributed in accordance with the provisions of Section 2.6 herein.
7.7    Exclusive Remedy.  Each Party acknowledges and agrees that the indemnification provisions of this Article VII and the adjustments set forth in Section 2.5 shall be the sole and exclusive remedies of the Buyer Indemnified Parties under this Agreement, except for (i) claims arising out of Fraud and (ii) injunctive relief or specific performance and other equitable remedies.
7.8    Acknowledgement of Sellers’ Representative.  The Parties acknowledge and agree that any Buyer Indemnified Party shall only deal with the Sellers’ Representative with respect to an indemnification claim made pursuant to Section 7.1(a) and the Company Sellers will be bound by any action or agreement of the Sellers’ Representative made on their behalf with respect to an indemnification claim made pursuant to Section 7.1(a).
7.9    Tax Treatment of Indemnification Payments. Any indemnity payments by an Indemnifying Party to a Buyer Indemnified Party under this Article VII shall be treated by the Parties for Tax purposes as an adjustment to the Adjusted Equity Value.
7.10    Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, or sent by electronic mail (subject to electronic confirmation of receipt, if requested). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, or (c) the day of sending, if sent by facsimile or electronic mail prior to 5:00 p.m. Pacific Time on any Business Day or the next succeeding Business Day if sent by electronic mail after 5:00 p.m. Pacific Time on any Business Day or on any day other than a Business Day, in each case, to the following address, or to such other address or addresses or facsimile number or numbers as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Sellers’ Representative, to such Person at:

NP Representative, LLC
25 Robert Pitt Drive, Suite 204
Monsey, NY 10952
with a copy (which shall not constitute notice) to:

Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attention: Jason Abramson, Esq.
Fax: (212) 468-4888
Email: XXXXXXXXXX

If to Buyer or the Company, to such Person at:

RealPage, Inc.
2201 Lakeside Blvd.
Richardson, Texas 75082

Facsimile:	(972) 820-3052

Attention:	Chief Executive Officer
Email: XXXXXXXXXX
with a copy (which shall not constitute notice) to:

RealPage, Inc.
2201 Lakeside Blvd.
Richardson, Texas 75082

Facsimile:	(972) 820-3052

Attention:	Chief Legal Officer
Email: XXXXXXXXXX
and
Wilson Sonsini Goodrich & Rosati, P.C.
900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, Texas 78746-5546

Attention:	Robert Suffoletta, Esq.

Facsimile:	(512) 338-5499
Email:    XXXXXXXXXX
Each of the Parties may specify a different address or addresses by giving notice in accordance with this Section 8.1 to each of the other Parties.
7.11    Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of Buyer and the Sellers’ Representative, and any attempt to do so will be null and void ab initio.

Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their successors and permitted assignees, and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.12    Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Sellers’ Representative (and in the case of any amendment to Section 8.14, the prior written consent of each of the Retained Unitholders as well), or in the case of a waiver, by the Party against whom the waiver is to be effective (with the Buyer acting, after the Closing, on behalf of the Company). No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
7.13    Entire Agreement. This Agreement, together with and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.
7.14    Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.
7.15    Provisions Concerning the Sellers’ Representative.
(a)    Appointment. At the Closing, and without further act of the Company or any of the Company Sellers, the Sellers’ Representative is hereby appointed as agent and attorney-in-fact for each of the Company Sellers, for and on behalf of the Company Sellers, to give and receive notices and communications and to take any and all action on behalf of the Company Sellers pursuant to this Agreement and in connection with the transactions contemplated by this Agreement, as specified herein, except for matters involving a Company Seller’s individual indemnification obligations to a Buyer Indemnified Party set forth in Section 7.1(b) hereof. Any vacancy in the position of the Sellers’ Representative may be filled by approval of the Company Sellers entitled to receive at least a majority of the Purchase Price to be issued and paid pursuant to Section 2.4. No bond will be required of the Sellers’ Representative, and the Sellers’ Representative will not receive compensation for its, his or her services; provided, that the Sellers’ Representative will be entitled to reimbursement of expenses pursuant to Section 8.6(c). Notices or communications to or from the Sellers’ Representative will constitute notice to or from each of the Company Sellers. Each Company Seller, by virtue of the execution and delivery of this Agreement, has (i) agreed that all actions taken by the Sellers’ Representative under this Agreement shall be binding upon such Company Seller and such Company Seller’s successors, heirs and permitted assigns as if expressly confirmed and ratified in writing by such Company Seller, (ii) waived any and all defenses which may be available to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement, and (iii) granted the Sellers’ Representative full power and authority to interpret all the terms and provisions of this Agreement, to consent to any amendment hereof or thereof, and to take all actions otherwise contemplated by this Agreement, in each case on behalf of such Company Seller and his or her successors, heirs and permitted assigns. The Sellers’ Representative acknowledges that it has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.
(b)    Actions of the Sellers’ Representative. A decision, act, consent or instruction of the Sellers’ Representative (acting in its capacity as the Sellers’ Representative as authorized under Section 8.6(a)) will constitute a decision of all of the Company Sellers and will be final, conclusive and binding upon each of the Company Sellers, and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each of the Company Sellers; provided, however, that any decision, act, consent or instruction of the Sellers’ Representative in respect of an individual Company Seller’s breach (or asserted breach) of any representation, warranty or covenant of such Company Seller herein shall not be effective against such Company Seller without the prior written consent of such Company Seller. Buyer is hereby relieved from any Liability to any Person for any acts done by Buyer in accordance with such decision, act, consent or instruction of the Sellers’ Representative. Sellers’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Company Seller for any action taken or omitted to be taken in good faith based on such advice or that it otherwise reasonably believes are necessary or appropriate under the Agreement. The Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of any Company Seller hereunder, and Buyer agrees that it will not look to the personal assets of Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by any of the Company Sellers hereunder.
(c)    Sellers’ Representative Expense Fund. The Sellers’ Representative Expense Fund Amount will be used solely to pay costs, fees and expenses incurred by the Sellers’ Representative for the benefit of the Company Sellers pursuant to this Agreement on or after the Closing Date, and will be paid or distributed at the direction of the Sellers’ Representative (the “Sellers’ Representative Expense Fund”). The Sellers’ Representative Expense Fund will be held by the Sellers’ Representative as agent and for the benefit of the Company Sellers in a segregated client account. The Sellers’ Representative (on behalf of the Company Sellers) will hold these funds in trust. Promptly following the Second Release Date, the Sellers’ Representative will distribute the then-remaining balance of the Sellers’ Representative Expense Fund (if any) by wire transfer of immediately available funds to the Company Sellers, based on their respective Pro Rata Portion. For Tax purposes, the Sellers’ Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Company Sellers at the time of Closing. Promptly following the appointment of a successor Representative pursuant to Section 8.6(a), the Sellers’ Representative will transfer the then-remaining balance of the Sellers’ Representative Expense Fund, if any, to the successor Sellers’ Representative.
(d)    In the event that any amount is owed by the Sellers’ Representative in respect of any actions it has taken hereunder, whether for fees, expense reimbursement or otherwise, that is in excess of the Sellers’ Representative Expense Fund (or after any or all of the Sellers’ Representative Expense Fund has been disbursed to the Company Sellers), the Sellers’ Representative will be entitled to be reimbursed by the Company Sellers, severally and not jointly, for the shortfall in accordance with their respective Pro Rata Portion. Each Company Seller hereby severally and not jointly, indemnifies the Sellers’ Representative for such Company Seller’s Pro Rata Portion of any costs, fees and expenses incurred by Sellers’ Representative in excess of the Sellers’ Representative Expense Fund Amount arising out of its serving as the Sellers’ Representative hereunder.
(e)    For the avoidance of doubt, the Sellers’ Representative shall not have any authority to take any action with respect to Section 8.14 hereunder, or to act on behalf of any Retained Unitholder with respect to Section 8.14 or the transactions contemplated therein.
7.16    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable laws.
7.17    Governing Law. THIS AGREEMENT, AND ANY MATTER OR DISPUTE ARISING HEREUNDER OR IN CONNECTION WITH THIS AGREEMENT, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE LAWS OR RULES OF THE STATE OF DELAWARE RELATING TO CONFLICT OF LAWS.

7.18    Resolution of Disputes.
(a)    No Party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties arising out of or related to this Agreement before that party has sought to resolve the dispute through direct negotiation in good faith with the other party.
(b)    If the dispute is not resolved within three (3) weeks after a demand for direct negotiation, the Parties shall attempt to resolve the dispute through nonbinding mediation in New Castle County, Delaware, administered by the American Arbitration Association under its commercial mediation rules and procedures then in effect. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time (but no more than three (3) weeks), any Party may then seek relief as provided in Section 8.9(c).
(c)    Subject to Section 8.9(b), any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in New Castle County, Delaware, and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.
(d)    Notwithstanding any other provision of this Agreement, including this Section 8.9, each Party shall have the right to at any time apply to any court of competent jurisdiction for preliminary injunctive relief.
7.19    Certain Matters of Construction.
(a)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(b)    Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.
(c)    Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.
(d)    Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).
(e)    Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
7.20    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OF IN CONNECTION WITH THIS AGREEMENT OR

ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRAIL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
7.21    Specific Enforcement. Each of the Parties agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Each of the Parties acknowledges and agrees that (a) the other Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (b) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law.
7.22    Limitation on Recourse. Notwithstanding anything to the contrary in this Agreement or otherwise, no claim arising in whole or in part out of or related to this Agreement or the negotiation, interpretation, construction, validity or enforcement of this Agreement (whether sounding in contract, tort, statute or otherwise) shall be brought or maintained by or on behalf of any Party or any of its Affiliates or their respective successors or permitted assigns against any Person not a Party. Without limitation of the foregoing, no claim described in the immediately preceding sentence shall be brought or maintained against any past, present or future officer, director, employee, agent, direct or indirect general or limited partner, manager, management company, direct or indirect member, stockholder, equityholder, or controlling Person, representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of Buyer, the Company, the Company Sellers or the Sellers’ Representative, as applicable (each, a “Non-Recourse Party”), and no recourse shall be had against any of them in respect of any such claim, including in connection with any alleged misrepresentation or inaccuracy in or breach of or omission in any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
7.23    Attorney’s Fees. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees from the non-prevailing party, which fees may be set by the court in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.
7.24    Put/Call Rights on Retained Units.

(a)    Put Trigger Date. At any time on or after September 1, 2018, each Retained Unitholder may provide written notice (the “Put Notice”) to Buyer that such Retained Unitholder is electing to sell to Buyer, and Buyer is required to purchase from such Retained Unitholder, on a date no less than five (5) days following the Put Notice (such date, the “Put Date”), all of such Retained Unitholder’s Retained Units for an aggregate amount equal to the Put/Call Amount (as defined below) (the “Put Right”).
(b)    Call Trigger Date. At any time on or after October 1, 2018, Buyer may provide written notice (the “Call Notice”) to any Retained Unitholder that Buyer is electing to purchase from such Retained Unitholder and such Retained Unitholder is required to sell to Buyer, on a date no less than five (5) days following the Call Notice

(such date, the “Call Date”), all of such Retained Unitholder’s Retained Units for an aggregate amount equal to the Put/Call Amount (the “Call Right”).
(c)    Put/Call Consideration. In connection with the exercise of the Put/Call Right, the Buyer shall pay the applicable Put/Call Amount to each Retained Unitholder (the “Put/Call Consideration”) as follows:
(i)    TSL1. TSLI shall receive shares of Buyer Common Stock equal to the quotient obtained by dividing (a) the TSL1’s Put/Call Amount by (b) the Issue Price measured as of the Closing Date, rounded down to the nearest whole share.
(ii)    Agabs/Horowitz. Agabs and Horowitz shall receive cash equal to their applicable Put/Call Amount by wire transfer of immediately available funds to an account designated by such Company Seller.

(d)    Closing Deliveries/Representations. The obligations of Buyer and a Retained Unitholder to consummate the Put/Call Closing shall be subject to the following:
(i)    Buyer Closing Deliveries. At the Put/Call Closing, Buyer shall deliver or cause to be delivered the Put/Call Consideration in the form described in Section 8.15(c), with TSL1 receiving a stock certificate in the name of TSL1 evidencing shares of Buyer Common Stock representing TSL1’s Put/Call Consideration.
(ii)    Seller Closing Deliveries; Surrender of Certificates. At the Put/Call Closing, the applicable Retained Unitholder shall deliver or cause to be delivered to Buyer (i) any certificate or certificates representing the Retained Units duly endorsed (or accompanied by duly executed transfer powers) against receipt of the Put/Call Consideration and (ii) all other documents reasonably required to consummate the transactions contemplated hereby or reasonably requested by Buyer.
(iii)    Representations. The following representations and warranties shall be true and correct as of the Put/Call Closing:
(1)    The applicable Retained Unitholder represents and warrants to Buyer that the representations and warranties set forth in Article IV herein are true and correct as of, the Put/Call Closing with respect to such Retained Unitholder’s Retained Units.
(e)    Rights Before Put/Call Closing. For the avoidance of doubt, the Retained Units shall remain the sole property of the Retained Unitholders, and Buyer shall not have any rights with respect thereto (whether voting, the right to receive distributions and dividends, or otherwise), at all times prior to the Put/Call Closing (if any).
(f)     Sellers’ Representative Expense Fund Reimbursement. Each of Agabs and Horowitz agree that they will reimburse Novel Partners, LLC upon receipt of their applicable Put/Call Amount in an amount of $2,325.82 and $1,938.18, respectively, to reimburse Novel Partners, LLC for pre-funding their applicable portion of the Sellers’ Representative Expense Fund Amount.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Acquisition Agreement as of the date first written above.

REALPAGE, INC.

By: /s/ W. Bryan Hill
Name: W. Bryan Hill
Title: Executive Vice President, Chief Financial Officer & Treasurer

IN WITNESS WHEREOF, each of the undersigned has executed this Acquisition Agreement as of the date first written above.

[Signature Page to Acquisition Agreement]

NOVELPAY, LLC

By: /s/ Thomas Kiernan
Name: Thomas Kiernan
Title: Chief Executive Officer

CLICKPAYSERVICES, INC.

By: /s/ Thomas Kiernan
Name: Thomas Kiernan
Title: President

TS LANDLORD OP, LLC

By: /s/ Joshua S. Koplewicz
Name: Joshua S. Koplewicz
Title: Authorized Signatory

TS LANDLORD I, LLC

By: /s/ Joshua S. Koplewicz
Name: Joshua S. Koplewicz
Title: Authorized Signatory

TS LANDLORD II, LLC

By: /s/ Joshua S. Koplewicz
Name: Joshua S. Koplewicz
Title: Authorized Signatory

[Signature Page to Acquisition Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Acquisition Agreement as of the date first written above.

THAYER STREET PARTNERS EQUITY OPPORTUNITY FUND, L.P.
By: Thayer Street Partners Managements, LLC, its managing member

By: /s/ Joshua S. Koplewicz
Name: Joshua S. Koplewicz
Title: Authorized Signatory

NOVEL PARTNERS, LLC

By: /s/ Ernest Muller
Name: Ernest Muller
Title: President
GCPCHICAGO 1, LP

By: /s/ Eric Arnson
Name: Eric Arnson
Title: Manager

/s/ Thomas J. Kiernan
Thomas J. Kiernan

/s/ Aaron Sheklin
Aaron Sheklin

/s/ Edward Agabs
Edward Agabs

/s/ Edward Horowitz
Edward Horowitz

[Signature Page to Acquisition Agreement]

EXHIBIT A
DEFINED TERMS
“1st Anniversary Holdback Shares” means a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (i) the 1st Anniversary Holdback Shares Amount by (ii) the Issue Price measured as of the Closing Date, rounded down to the nearest whole share.
“1st Anniversary Holdback Shares Amount” means (i) $10,000,000 multiplied by the Applicable Percentage, plus (ii) the Special Holdback Amount.
“2nd Anniversary Holdback Shares” means a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (i) the 2nd Anniversary Holdback Shares Amount by (ii) the Issue Price measured as of the Initial Release Date, rounded down to the nearest whole share.
“2nd Anniversary Holdback Shares Amount” means (i) $10,000,000 multiplied by the Applicable Percentage, plus (ii) the Special Holdback Amount.
“A&R Operating Agreement” has the meaning set forth in Section 2.1.
“Accounting Firm” has the meaning set forth in Section 2.5(e).
“Adjusted Equity Value” has the meaning set forth in Section 2.3.
“Adjustable Financial Amounts” has the meaning set forth in Section 2.5(a).
“Adjustment Pro Rata Portion” means, with respect to any Company Seller, the percentage set forth opposite such Company Seller’s name on Schedule I, which has been determined by dividing (i) the portion of the Closing Consideration Amount paid or payable to such Company Seller, by (ii) the aggregate Closing Consideration Amount.
“Affiliate” or “Affiliated” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the unilateral power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” has the meaning set forth in Section 6.6(c).
“Applicable Closing Percentage” shall mean 49.004%.
“Applicable Laws” means all domestic or foreign, federal, state or local statutes, laws (including common laws), constitutions, treaties, directives, rules, regulations, codes, ordinances, requirements, judgments, orders, administrative interpretations, decrees, injunctions, and writs of any Governmental Entity which has jurisdiction over the Company or the businesses, operations or assets of the Company.
“Applicable Percentage” means 60.801%.
“Attorney Work Product” has the meaning set forth in Section 6.9.
“Baseline Enterprise Value” shall mean $220,000,000.
“BEV Percentage” shall mean, with respect to any Retained Unitholder, the percentage set forth below:
•TSLI – 9.221%;

•Agabs – 0.671%; and
•Horowitz – 0.559%.
“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Dallas, Texas or New York, New York are authorized or required to be closed.
“Buyer” has the meaning set forth in Preamble.
“Buyer Charter Documents” has the meaning set forth in Section 5.1(b).
“Buyer Common Stock” means the common stock of Buyer, par value $0.001 per share.
“Buyer Competitor” has the meaning set forth in Section 3.29.
“Buyer Competitor Parties” has the meaning set forth in Section 3.29.
“Buyer Competitor Technology” has the meaning set forth in Section 3.29.
“Buyer-Controlled Tax Proceeding” has the meaning set forth in Section 6.6(f).
“Buyer Equity Incentive Plan” has the meaning set forth in Section 6.2(b).
“Buyer Indemnified Losses” means (a) all Indemnified Company Representation Losses; (b) all Indemnified Tax Losses; and (c) all Losses in connection with, based upon, resulting from, attributable to, related to, or arising out of (i) any violation, breach or default by the Company under this Agreement if such violation, breach or default occurs prior to the Closing; (ii) any Transaction Expenses or Closing Net Debt Amount that are not paid or satisfied as of the Closing Date; or (iii) any lawsuit, legal action or other claims that have been filed or, to the Knowledge of the Company, threatened to be filed or pending in a court or arbitration proceeding as of the Closing Date.
“Buyer Indemnified Party” and “Buyer Indemnified Parties” means each of Buyer and any of its Subsidiaries, each officer, director, employee, stockholder, of Buyer and its Subsidiaries, and all of the foregoing collectively.
“Buyer Plans” has the meaning set forth in Section 6.2(c).
“Buyer Prepared Tax Returns” has the meaning set forth in Section 6.6(b)(ii).
“Call Date” has the meaning set forth in Section 8.14(b).
“Call Notice” has the meaning set forth in Section 8.14(b).
“Call Right” has the meaning set forth in Section 8.14(b).
“CE License” has the meaning set forth in Section 2.4(b)(ix).
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash Consideration” means an amount in cash equal to the Closing Consideration Amount, minus the amount of the Sellers’ Representative Expense Fund Amount.
“Closing Company Cash” has the meaning set forth in Section 2.3(c).

“Closing Consideration Amount” means an amount equal to the Adjusted Equity Value, minus the 1st Anniversary Holdback Shares Amount, minus the 2nd Anniversary Holdback Shares Amount, minus the Put/Call Amount.
“Closing Net Debt Amount” means the Indebtedness of the Company as of the Effective Time.
“Closing Sellers” shall mean all of the Company Sellers other than the Retained Unitholders.
“Closing Unit Purchase Price” has the meaning set forth in Section 2.3.
“Closing Units” has the meaning set forth in Section 2.1.
“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Company” has the meaning set forth in the Preamble.
“Company Cash” means the amount of the Company’s unrestricted cash and cash equivalents (including all certificates of deposits and money market accounts, in each case that are unrestricted) as of the Effective Time and any checks and drafts for the benefit of the Company which have been received by the Company but not yet cleared as of the Effective Time, net of any outstanding uncleared checks, wire transfers and bank overdrafts made by the Company to any Person, calculated in accordance with GAAP and in a manner consistent with the calculation of the Company’s unrestricted cash and cash equivalents in the most recent balance sheet of the Company. For avoidance of doubt, Company Cash shall exclude any Restricted Cash Customer Deposits.
“Company Benefit Plans” has the meaning set forth in Section 3.17(a).
“Company Charter Documents” has the meaning set forth in Section 3.1(c).
“Company Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including any Registered IP, that is or are owned (in whole or in part) or purported to be owned (in whole or in part) by, the Company.
“Company IP Contract” means any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any of the Company Intellectual Property.
“Company Product” means the Payments Automation Platform and all other products of the Company.
“Company Purchase” has the meaning set forth in the Recitals
“Company Seller Obligations” has the meaning set forth in Section 2.6.
“Company Software” shall mean any software (included in the Company Intellectual Property and Licensed IP), that is embedded in, or used in the development, delivery, hosting or distribution of, the Company Product.
“Company Units” has the meaning set forth in the Recitals.
“Consents” means all consents, approvals, orders or authorizations of, or registration, qualification, designation, declaration or filing with, any Governmental Entity, and all consents, waivers and approvals of third Persons.
“Continuing Employee” has the meaning set forth in Section 6.2(a).

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, understanding, instrument, note, option, warranty, purchase order, guaranty, indenture, license, sublicense, insurance policy, benefit plan sales or purchase order or other legally binding commitment or undertaking of any nature.
“Copyleft License” means any license of Technology that provides that, as a condition to the use, modification, distribution or hosting of such licensed Technology, that such licensed Technology, or any other Technology that is incorporated into, derived from, based on, linked to, or used or distributed with such licensed Technology, be licensed, distributed, or otherwise made available: (i) in a form other than binary or object code (e.g., in source code form); (ii) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification; or (iii) without a license fee. “Copyleft Licenses” include the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.
“Delaware LLC Act” means the limited liability company law of the State of Delaware.
“D&O Tail Policy” has the meaning set forth in Section 6.8.
“Disclosure Schedule” has the meaning set forth in Article III.
“Dispute Notice” shall have the meaning set forth in Section 2.5(d).
“Dispute Submission Notice” shall have the meaning set forth in Section 2.5(e).
“E&O Tail Policy” has the meaning set forth in Section 6.7.
“Employee” means any current or former employee, consultant, independent contractor or manager of the Company.
“Employee Benefit Plan” means the following, whether written or oral and regardless of whether voluntarily sponsored or mandatorily sponsored pursuant to the Applicable Laws of any Governmental Entity: (a) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) any Employee Welfare Benefit Plan or fringe benefit plan or program; (e) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance or incentive plan, agreement or arrangement; (f) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave; and (g) each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described previously in this definition.
“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Entity other than the United States.
“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Entity other than the United States.
“Employment Offer Letters” shall mean the employment offer letters, by and between the Company and the applicable individuals listed on Schedule 2.4(b)(x) and the related non-competition agreements and nondisclosure and work assignment agreements.
“Environmental Law” means any Applicable Law relating or pertaining to the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.,

as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; and (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with the Company or a subsidiary within the meaning of Section 414 of the Code.
“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.5(a).
“Estimated Closing Statement” shall have the meaning set forth in Section 2.5(a).
“Excess Cash” shall have the meaning set forth in Section 2.5(f)(i).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Matters” shall have the meaning set forth in Section 6.4.
“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.5(e).
“Final Closing Statement” shall have the meaning set forth in Section 2.5(e).
“Final Component of Baseline Enterprise Value” shall mean $90,000,000.
“Financial Statements” has the meaning set forth in Section 3.5(a).
“First Component of Baseline Enterprise Value” shall mean $130,000,000.
“Fifth A&R Operating Agreement” has the meaning set forth in Section 2.1.
“Foreign Export and Import Laws” means the laws and regulations of a foreign Governmental Entity regulating exports, imports or re-exports to or from the foreign country, including the export or re-export of any goods, services or technical data.
“Fraud” means, with respect to any Party, an intentional fraud of such Party with respect to the making of any representation or warranty in this Agreement.
“Fundamental Company Representation” means the representations and warranties in clauses (a), (c), (d) and (e) of Section 3.1 (Organizational Matters), Section 3.2 (Capital Structure), Section 3.3 (Authority and Due Execution), clause (i) of Section 3.4(a) (Non-Contravention and Consents), Section 3.8 (Taxes) and Section 3.14 (Brokers’ and Finders’ Fees).
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Entity” has the meaning set forth in Section 3.4(c).
“Harmful Code” has the meaning set forth in Section 3.10(g).
“Hazardous Material” means (a) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any Environmental Law); (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum or petroleum products; (e) any substance the presence of which on the property in question is prohibited under any Environmental Law; (f) any material regulated, listed, referred to, limited or prohibited as a danger to health or the environment or under any Environmental Law; or (h) any other substance that under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal.
“Holdback Consideration” shall mean the 1st Anniversary Holdback Shares and the 2nd Anniversary Holdback Shares.
“Holdback Consideration Amount” means an amount equal to the 1st Anniversary Holdback Amount plus the 2nd Anniversary Holdback Amount.
“Holdback Pro Rata Portion” means, with respect to any Company Seller, the percentage set forth opposite such Company Seller’s name on Schedule I, which has been determined by dividing (i) the portion of the Holdback Consideration Amount represented by the value of the Holdback Consideration paid or payable to such Company Seller, by (ii) the aggregate Holdback Consideration Amount paid or payable to all of the Company Sellers.
“Indebtedness” means, with respect to the Company, without duplication, (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased; (c) all obligations of the Company to pay rent or other payment amounts under a lease of Personal Property which is required to be classified as a capitalized lease obligation on the face of a balance sheet prepared in accordance with GAAP; (d) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (e) any outstanding payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed; and (g) all guarantees, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others.
“Indemnified Company Representation Losses” means all Losses in connection with, based upon, resulting from, attributable to, related to, or arising out of any breach or inaccuracy by the Company of its representations or warranties under Article III of this Agreement.
“Indemnified Tax Losses” means any and all Taxes (other than to the extent such Taxes were accrued on the Final Closing Statement), together with any costs, expenses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for or participating in any Tax Proceeding) resulting from the determination, assessment or collection of such Taxes and any expenses incurred in connection with the preparation and filing of any Tax Return with respect to such Taxes, (a) imposed on or with respect to the Company, or for which the Company may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.6(d)) and, in each case, treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period, regardless of when actually recognized for income Tax purposes), including Taxes that are not yet due and payable and Taxes resulting from Section 965 of the Code, (b) resulting from the breach of any of the representations and warranties set forth in Section 3.8 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or the breach by any Company Sellers, the Sellers’ Representative or (before the Closing) the Company of any of their obligations under Section 6.6, (c) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law, (d) of any other Person for which the Company is liable as a transferee or successor, under any Contract to which the Company is a party (other than agreements or obligations pursuant to agreements in each case with customary terms and for which the principal purpose is not Taxes), (e) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any compensatory payments made in connection with this

Agreement, including the cancellation and payment for any options or warrants, or (f) that are the portion of Transfer Taxes for which the Company Sellers are liable as provided in Section 6.6(a).
“Indemnifying Party” means any Party from which a Buyer Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.
“Indemnity Pro Rata Portion” means, with respect to any Company Seller, such Company Seller’s Holdback Pro Rata Portion to the extent such Company Seller’s indemnification obligations are required to be funded exclusively through the Holdback Consideration, in accordance with Section 7.5(d) hereof, and in all other cases, such Company Seller’s Pro Rata Portion.
“Individual Closing Payment Amount” means, with respect to each Company Seller, the amounts of cash consideration and Buyer Common Stock set forth opposite such Company Seller’s name on Schedule I.
“Individual Purchase Price Amount” means, with respect to each Company Seller, as of any date of determination, the aggregate amount of Purchase Price that is paid to a Company Seller under the terms of this Agreement.
“Initial Release Date” shall have the meaning set forth in Section 2.6(a).
“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trade-mark, business name, domain name and trade name rights and similar rights in identifiers of source or origin; (iii) trade secret rights; (iv) patent and industrial design property rights; (v)  other proprietary rights in Technology; and (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.
“IP Assignment Agreement” has the meaning set forth in Section 2.4(b)(ix).
“Issue Price” measured as of a particular date means the volume-weighted average closing price per share of Buyer Common Stock, as reported on the NASDAQ Stock Market, as reported by the Wall Street Journal or Bloomberg L.P., for the ten consecutive trading days ending two trading days prior to the date of measurement.
“Knowledge” means, with respect to (i) a specified Person, the actual knowledge of such specified Person and such knowledge that such Person should reasonably be expected to discover after due inquiry, and (ii) the Company, the actual knowledge of any of Ernest Muller, Isaac Muller, Tom Kiernan, Gennady Griezman, Aaron Shecklin, Steven Van Praagh, Rachael Methal or Edward Horowitz, together with such knowledge that such individuals should reasonably be expected to discover after due inquiry. Notwithstanding the foregoing, with respect to matters related to patents, “Knowledge” means the actual knowledge of any of the foregoing Persons.
“Leased Real Property” has the meaning set forth in Section 3.9(d)(i).
“Legal Proceeding” has the meaning set forth in Section 3.7.
“Licensed IP Contract” means any Contract to which the Company is or was a party or by which the Company is or was bound, pursuant to which the Company is granted a license, covenant not to sue, or other rights with respect to Licensed IP.
“Licensed IP” means (a) all Intellectual Property Rights and Technology incorporated into, or used in the development of, the Company Products, in each case that are not owned by, or purported to be owned by, the Company.
“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due.
“Lien Instrument” has the meaning set forth in Section 3.9(b).
“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.
“Loan Agreements” means, collectively, the instruments and documents related to the items of Indebtedness required to be listed in Section 3.6 of the Disclosure Schedule.
“Losses” means damages, losses, Taxes (excluding Taxes imposed on any recovery received by a party to be indemnified as a result of any Losses), claims, liabilities, charges, judgments, penalties, fines, fees, costs, settlement payments and expenses (including court costs, reasonable attorneys’ fees and costs and other out-of-pocket expenses incurred by a Party).
“Major Customers” has the meaning set forth in Section 3.25.
“Major Supplier” has the meaning set forth in Section 3.25.
“Material Adverse Effect” when used with respect to the Company means any effect, event, change, occurrence, fact, circumstance or development (whether or not covered by insurance) (an “Effect”) that, individually or in the aggregate with any such other Effects, is or could reasonably be expected to be, materially adverse to (a) the business, operations, assets, financial condition, results of operations or capitalization of the Company or TopCo or (b) the ability of the Company, any Company Seller or TopCo to consummate any transaction contemplated in this Agreement or any other Transaction Documents.
“Material Contract” means the Contracts listed in Sections 3.10(a)(iii), 3.10(a)(iv) and 3.15 of the Disclosure Schedule and any of the following Contracts to which the Company is a party:
any Contract with a Material Customer or Material Supplier;
any Contract that requires future expenditures by the Company in excess of $50,000 (or that would likely result in payments to the Company in excess of $50,000) in the next 12-month period;
any Contract to which the Company is a party or by which the Company or any of its properties or assets is bound that cannot be terminated by the Company without penalty on notice of 90 days or less;
each lease, lease guaranty, sublease or other Contract for the leasing, use or occupancy of the Leased Real Property and each Contract or other right pursuant to which the Company uses or possesses any Personal Property which personal property leases involve annual lease payments in excess of $50,000;
with or otherwise for the benefit of any member, manager, officer or employee of the Company, or any member of his or her immediate family or, to the Knowledge of the Company, any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or Personal Property from or otherwise requiring payments to or for the benefit of any such Person, in each case, which is not terminable without penalty on notice of 90 days or less;
any Contract required to be disclosed in Section 3.15 of the Disclosure Schedule;
constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor of any Governmental Entity, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;
with any current or former employee, consultant or manager of the Company pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated in this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events); or
any other Contract, the termination or breach of which would have, or would be reasonably expected to have, a Material Adverse Effect.
“Material Permits” has the meaning set forth in Section 3.13(a).
“Most Recent Financial Statements” has the meaning set forth in Section 3.5(a).
“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.
“Net Working Capital” means the current assets of the Company (excluding any Restricted Cash Customer Deposits and Company Cash) minus all current liabilities of the Company (excluding any Restricted Cash Customer Deposits), in each case as of immediately prior to the Closing and calculated in accordance with GAAP. For the avoidance of doubt, amounts included in the Closing Net Debt Amount and the Transaction Expenses will be excluded from Net Working Capital.
“Net Working Capital Adjustment” means the amount, if any, by which the Net Working Capital Target exceeds the Net Working Capital.
“Net Working Capital Target” means $1,650,000.
“Non-Negotiated Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to the Company a non-exclusive license to download or use generally commercially available, non-customized software, in object code form only, or a non-exclusive right to access and use the functionality of such software on a hosted or “software-as-a-service” basis (and does not include any other licenses to Technology or Intellectual Property Rights except licenses to (a) the Company’s feedback and suggestions or (b) either party’s trademark for inclusion on customer lists or use in the provision of services or for publicity or marketing purposes; (ii) such Contract is a non-negotiable “shrink-wrap” or “click-through” Contract; (iii) the software licensed or made available under such Contract is not included, incorporated or embedded in, linked to, combined or distributed with, or used in the development, design, delivery, distribution or provision of any Company Product; and (iv) the Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $25,000 or ongoing subscription or service fees of no more than $25,000 per year.
“Non-Recourse Party” has the meaning set forth in Section 8.13.
“Open Source Software” means any Technology that is licensed, provided or distributed under any open source license (including any Copyleft License), including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.
“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by, or settlement under the jurisdiction of, any Governmental Entity.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Payment Spreadsheet” has the meaning set forth in Section 6.5(a).

“Permitted Encumbrances” means (a) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Effective Time or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar liens that do not result from a breach, default or violation by the Person whose asset is encumbered by the Lien with respect to any Contract or legal requirement, (c) the rights of the lessors of any real or personal property leased to the Person whose property is encumbered by such lien, (d) charges, restrictions and encumbrances that do not detract from the value of or interfere with the present use of any property subject thereto or affected thereby and (e) those Liens that are specifically listed on Section 3.9(b) of the Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.
“Personal Information” means (i) any information that alone or in combination with other information held by the Company in proximity to such information can be used to specifically identify a Person; (ii) information (other than name separated from any other information) from credit or debit cards of any Person; (iii) any protected health information as that term is defined under HIPPA or (iv) any protected health information as that term is defined under the HITECH Act.
“Personal Property” means all of the machinery, equipment, equipment structures, machinery, fixtures, hardware, systems, infrastructure, computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by the Company and which are used or held for use in its business or operations.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.
“Proposed Final Closing Balance Sheet” has the meaning set forth in Section 2.5(c).
“Proposed Final Closing Statement” has the meaning set forth in Section 2.5(c).
“Proposed Final Closing Statement Response Period” has the meaning set forth in Section 2.5(d).
“Pro Rata Portion” means, with respect to any Company Seller, the percentage set forth opposite such Company Seller’s name on Schedule I, which has been determined by dividing (i) the aggregate Individual Purchase Price Amount paid or payable to such Company Seller, by (ii) the aggregate Purchase Price paid or payable to all of the Company Sellers.
“Purchase Price” shall mean the Closing Unit Purchase Price, as adjusted in accordance with Section 2.5, plus the Put/Call Consideration that is paid to a Retained Unitholder in accordance with Section 8.14.
“Purchase Price Overpayment” has the meaning set forth in Section 2.5(f)(ii).
“Purchase Price Underpayment” has the meaning set forth in Section 2.5(f)(i).
“Push-Out Election” has the meaning set forth in Section 6.6(f).
“Put/Call Amount” means with respect to any Retained Unitholder, an amount equal to the sum of (a) the product of such Retained Unitholder’s BEV Percentage of the Baseline Enterprise Value, plus (b) the product of such Retained Unitholder’s Retained Percentage, multiplied by an amount equal to (i) the Closing Company Cash, as finally determined in accordance with Section 2.5, minus (iii) the Net Working Capital Adjustment, as finally determined in accordance with Section 2.5, minus (iv) the Closing Net Debt Amount, as finally determined in accordance with Section

2.5, minus the Transaction Expenses, all as reflected in the Estimated Closing Statement, as finally determined in accordance with Section 2.5, and as adjusted in accordance with Section 2.5(f).
“Put/Call Closing” means the consummation of the sale of the Retained Units to Buyer pursuant to the exercise of the Put/Call Right as contemplated in Section 8.14.
“Put/Call Consideration” has the meaning set forth in Section 8.14(c).
“Put/Call Right” shall mean, collectively, the Put Right and the Call Right.
“Put Date” has the meaning set forth in Section 8.14(a).
“Put Notice” has the meaning set forth in Section 8.14(a).
“Put Right” has the meaning set forth in Section 8.14(a).
“Real Property Leases” has the meaning set forth in Section 3.9(d).
“Receivables” has the meaning set forth in Section 3.11.
“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trade-marks, business names and domain names and all applications for any of the foregoing.
“Released Matters” has the meaning set forth in Section 6.4.
“Releasees” has the meaning set forth in Section 6.4.
“Releasors” has the meaning set forth in Section 6.4.
“Remedies Exceptions” has the meaning set forth in Section 3.3(b).
“Restricted Cash Customer Deposits” has the meaning set forth in Section 2.5(a).
“Restricted Stock Agreements” shall mean the restricted stock agreements by and between Buyer and the Equity Plan Participants, the form of which is attached hereto as Exhibit F.
“Retained Percentage” shall mean, with respect to any Retained Unitholder, the percentage set forth below:
•TSLI – 8.791%;
•Agabs – 1.640%; and
•Horowitz – 1.366%.
“Retained Unitholder” has the meaning set forth in the Recitals.
“Retained Units” shall mean the following Company Units:
(a)109,890 Series B-2 Preferred Units that are held by TSL1 (the “TSLI Retained Units”);
20,500 Class B Common Units that are held by Edward Agabs, the Head of New Product Development of the Company (the “Agabs Retained Units”); and
17,083 Class B Common Units that are held by Edward Horowitz, the Chief Operating Officer of the Company (the “Horowitz Retained Units”).

“SEC” means the U.S. Securities and Exchange Commission.
“SEC Reports” has the meaning set forth in Section 5.7.
“Second Release Date” has the meaning set forth in Section 2.6(b).
“Securities Act” has the meaning set forth in Section 3.2(c).
“Seller-Controlled Tax Proceeding” has the meaning set forth in Section 6.6(f).
“Seller Prepared Tax Returns” has the meaning set forth in Section 6.6(b)(i).
“Sellers’ Representative” has the meaning set forth in the Preamble.
“Sellers’ Representative Expense Fund” has the meaning set forth in Section 8.6(c).
“Sellers’ Representative Expense Fund Amount” means an amount in cash equal to $300,000 multiplied by the Applicable Percentage.
“Significant Owner” means each of Ernest Muller, Isaac Muller, Tom Kiernan, Gennady Griezmann, Steven Van Praagh, David Yaniv, Edward Agabs, Edward Horowitz and Aaron Shecklin.
“Significant Owner Agreement” means the intellectual property assignment and restrictive covenant agreement substantially in the form set forth in Exhibit G hereof, or as otherwise agreed to by Buyer and the Significant Owner in the case of Edward Agabs, Edward Horowitz and Aaron Shecklin.
“Software Development Agreement” has the meaning set forth in Section 2.4(b)(ix).
“Special Claim” means any Third-Party Action that (i) involves any possibility of criminal liability or any action by any Governmental Entity against the Buyer Indemnified Party, (ii) seeks injunctive relief, specific performance or other equitable relief against the Buyer Indemnified Party, (iii) involves any matter that could have a material precedential effect on the Buyer Indemnified Party, the Company or TopCo, (iv) that seeks an unspecified amount of money damages or an amount of money damages in excess of $1,000,000 or that is otherwise not payable by any Indemnifying Party, (v) involves a dispute with a Person with which any of Buyer, the Company or TopCo has a pre-existing commercial relationship (including any customer of any of the foregoing), (vi) involves Taxes (except as set forth in Section 6.6(f) above) or (vii) involves Intellectual Property.
“Special Holdback Amount” means $592,477.
“Specified Instances” has the meaning set forth in Section 7.1(c).
“Standard Form IP Contract” means each standard form of the Company IP Contract used by the Company at any time, including each standard form of: (i) license, “software-as-a-service” and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement; in each case, solely to the extent the form was made available to Buyer prior to the date hereof.
“Standard Offer Letter” has the meaning set forth in Section 3.10(b)(i).
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.
“Tax” or “Taxes” means (a) any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), escheat, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of or in lieu of a tax, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law (including by successor or transferee liability) or any express or implied obligation to indemnify any other Person for any amounts described in clauses (a) or (b) (other than as part of agreements, or obligations pursuant to agreements, in each case for which the principal purpose is not Taxes).
“Tax Attributes” means, with respect to any Tax, any tax basis, net operating loss carryovers, net capital loss carryovers, credits and similar Tax items of any Person.
“Tax Incentive” has the meaning set forth in Section 3.8(o).
“Tax Items” has the meaning set forth in Section 3.8(a).
“Tax Proceeding” means any audit, assessment, examination, action, claim or other controversy or proceeding relating to Taxes or Tax Returns.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof that is filed or required to be filed with any Taxing Authority.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi‑Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Technology” mean algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).
“Third-Party Action” has the meaning set forth in Section 7.2(a).
“Third-Party Claim Notice” has the meaning set forth in Section 7.2(a).

“Threshold” has the meaning set forth in Section 7.5(b).
“TopCo Merger Agreement” has the meaning set forth in the Recitals.
“TopCo Seller” shall have the meaning set forth in the TopCo Merger Agreement.
“Transaction Documents” means, collectively, this Agreement, the Disclosure Schedule, the Significant Owner Agreement(s) with each of the Company Sellers, the TopCo Merger Agreement, Restricted Stock Agreements, the Employment Offer Letters, the IP Assignment Agreement, the CE License, the Software Development Agreement and the Fifth A&R Operating Agreement.
“Transaction Expenses” means (i) all fees, costs and expenses of any brokers, financial advisors, third-party accountants, consultants, attorneys or other outside professionals, and all other third-party out‑of‑pocket cost or expenses (including filing fees, termination or breakage fees, costs of obtaining Consents, cost of obtaining the E&O Tail Policy and the D&O Tail Policy, transaction bonuses, change of control payments (including the payment of $300,000 to Rachael Methal pursuant to her employment agreement with the Company) or similar items), in each case payable by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated in this Agreement and the other Transaction Documents, and (ii) the employer portion of any social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any compensatory payments made in connection with this Agreement.
“Transfer Taxes” has the meaning set forth in Section 6.6(a).
“TSL1” shall mean TS Landlord I, LLC.
“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120‑130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401‑2420), the Export Administration Regulations (EAR) (15 CFR 730‑774), the Foreign Assets Control Regulations (31 CFR Parts 500‑598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1‑199) and all other U.S. laws and regulations regulating exports, imports or re‑exports to or from the United States, including the export or re‑export of goods, services or technical data from the United States of America.